LICENSE AGREEMENT

By and between

TGI FRIDAY'S INC.

and

ARTISAN BEVERAGES, INC.

Dated as of April 19, 2024

LICENSE AGREEMENT

This LICENSE AGREEMENT (this "Agreement") is made and entered into as of the 19th day of April, 2024 (the "Effective Date"), by and between TGI FRIDAY'S INC., a New York (U.S.) corporation ("Friday's") and ARTISAN BEVERAGES, INC., a Delaware corporation located at 2140 South Dupont Highway, Camden, Delaware 19934 ("Licensee").

WHEREAS, Friday's, through its subsidiaries and affiliates, is in the business of owning, operating, and franchising casual dining restaurants and granting licenses for the manufacture and distribution of packaged food, snacks, and beverages for sale at retail locations;

WHEREAS, Licensee is in the business of manufacturing, sales, and distribution of ready-to-drink alcoholic beverages;

WHEREAS, Licensee desires to license from Friday's and Friday's is willing to license to Licensee the right to utilize certain Marks (defined below) for the manufacture, marketing, sale and distribution of Licensed Products (defined below) upon the terms and conditions herein set forth;

NOW, THEREFORE, Friday's and Licensee mutually agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

Advance(s) – N/A

Affiliate – any parent or subsidiary of Friday's.

Annual Operating Plan – a plan which will consist of: (a) category landscape for the Licensed Products; (b) current state of Licensee's business; (c) targeted investment plans for (i) Licensed Product quality improvements, (ii) innovation, (iii) packaging, and (iv) marketing; (d) plans for sales growth by Distribution Channel and account; (e) sales targets for upcoming year; (f) updates on innovation work and plans for future category development, (g) update on mixture of Licensed Products by customer and ACV percentage; (h) investment on promotion and marketing initiatives, and results being achieved; (i) activities underway with key accounts, including without limitation Wal-Mart, Target, Kroger, and Safeway; (j) assortment updates and status on performance and actions to be taken if not performing at desired levels, and (k) long-term strategies for Licensed Products.

Business Days - each calendar day, except Saturday, Sunday and national legal holidays under the laws of the United States and holidays in the state of Texas.

Change of Control - (a) any person or entity becomes the owner, directly or indirectly, of securities of Licensee representing at least thirty percent (30%) of (i) the then-outstanding shares of common stock of Licensee, or (ii) the combined voting power of Licensee's then-outstanding securities; (b) the consummation of a merger or consolidation, or series of related transactions, which results in

the ownership of at least fifty percent (50%) of the securities of Licensee moving to a different person or entity than owned such securities immediately prior thereto; or (c) the sale or disposition of all or substantially all of Licensee's assets (or consummation of any transaction, or series of related transactions, having similar effect).

Confidential Information - the terms of this Agreement and any amendments hereto, and all other information, know-how, and techniques, including Materials, product specifications, suppliers, product sources, customers, computer systems, marketing plans, business plans, trade secrets, proposed trademarks and other proprietary matters and data imparted or made available by either party to the other which is (i) designated as confidential, (ii) known by either party to be considered confidential by the other, or (iii) by its nature inherently or reasonably considered confidential. Notwithstanding the foregoing, Confidential Information shall not include (a) information that the recipient can demonstrate through contemporaneous recorded materials has been independently developed without use of or reference to, directly or indirectly, the Confidential Information of the other party; (b) at the time of disclosure or later, information that is or becomes, generally known other than as a consequence of any breach hereof; (c) information disclosed by a third party, if such third party's disclosure neither violates any obligation of the third party to the disclosing party nor is a consequence of any breach hereof; or (d) information that was known or otherwise available to a party prior to its disclosure under no duty of confidentiality.

Contract Year – The Contract Years of this Agreement shall be defined as follows:

Contract Year 1:	Date of Execution – December 31, 2025
Contract Year 2:	January 1, 2026 – December 31, 2026
Contract Year 3:	January 1, 2027 – December 31, 2027
Contract Year 4:	January 1, 2028 – December 31, 2028
Contract Year 5:	January 1, 2029 – December 31, 2029

Distribution Channels - traditional department, mid-tier and specialty stores, direct mail catalogs, mass merchant retail establishments, warehouse clubs, grocery stores, national drug store chains, and convenience stores. Distribution Channels exclude hotels owned, operated, managed or franchised by Friday's or any Affiliates, corporate offices occupied by Friday's or any Affiliates, and all restaurants, food service or other venues selling prepared foods. Distribution Channels also excludes online, social or mobile sales. Distribution Channels also excludes carnivals, flea market vendors, dollar stores and any other retailers that traditionally service a secondary, over-run, off-price or irregular market.

Earned Royalties - a royalty equal to five percent (5%) of the Net Sales of all Licensed Products. In the event that Friday's approves a closeout sale at a discount of fifty percent (50%) or more off the regular retail price of the Licensed Products, the Earned Royalties shall be equal to the percent of Net Sales as mutually agreed by the parties in connection with Friday's required prior written approval of any such sale.

Friday's - TGI Friday's Inc., the owner of the right to sublicense the Marks and Materials owned by TGI Fridays Franchisor, LLC.

Friday's Brand Guide - any printed or digital assets that Friday's provides to Licensee setting forth certain guidelines for using the Marks. The current version of Friday's Brand Guide is attached as Exhibit F, which may be amended, supplemented or replaced by Friday's from time to time.

Licensed Product(s) – ready-to-drink malt and sugar brew alcohol-based beverages packaged for sale in the Distribution Channels which bear one or more Marks or are packaged, advertised or marketed in conjunction with one or more of the Marks.

Licensed Materials - means the Marks and Materials.

Materials - means any concept, artwork, design, image, styles, advertisement, tag, label, packaging, hang tags, photograph, verbiage, recipe, formula, ingredient combination, flavor profile, storage requirements, name, likeness, copyright, trade dress, trademarks other than the Marks, domain names, or the like to the extent incorporating, in whole or in part, the Marks or used in association with the Licensed Products, created by Friday's, Friday's Affiliates, or Licensee, individually or jointly, or any third party on behalf of either Friday's or Licensee. Materials specifically exclude Licensee's intellectual property created prior to the Effective Date as disclosed to Friday's in writing on Exhibit K or as otherwise agreed by the parties.

Marketing Date – December 15, 2024

Mark(s) - the trademarks, trade names, service marks, slogans, taglines, logos, designs, emblems and indicia of origin or ownership of Friday's or its Affiliates described in Exhibit A or any variation thereof.

Minimum Guarantee - minimum annual guaranteed royalties be paid to Friday's, equal to the following (to be paid in equal amounts quarterly during the Contract Year):

Contract Year 1: Effective Date – December 31, 2025: U.S. $5,000 Q1 2025, $15,000 quarterly for Q2-Q4 2025.

Contract Year 2: January 1, 2026 - December 31, 2026: U.S. $15,000 quarterly

Contract Year 3: January 1, 2027 - December 31, 2027: U.S. $17,500 quarterly

Contract Year 4: January 1, 2028 - December 31, 2028: U.S. $20,000 quarterly

Contract Year 4: January 1, 2029 - December 31, 2029: U.S. $22,500 quarterly

Net Sales - The total of (a) total actual sales price (whether cash, credit or other consideration) from the sale or transfer of Licensed Products, including service charges added to a customer's bill or invoices, if applicable, and including receipts from orders received or filled by Licensee or elsewhere; (b) all deposits not refunded to purchasers or in excess of the permitted refunds described below; (c) all payments by any concessionaire, licensee or third party for the right to sell or transfer the Licensed Products. Any charge or sale upon installment or credit shall be treated as a sale for the full price in the accounting month during which such charge or sale is made.

The following items may be deducted from the total actual sales price to reach Net Sales, to the extent such items were previously included the total actual sales price: (i) any shipping and freight expenses, (ii) the amount of any bona fide cash or credit refunds made upon any sale where the Licensed Products sold are returned by the purchaser and accepted by Licensee, provided that such refunds do not constitute more than two percent (2%) of Net Sales in any Contract Year; (iii) sales tax or other taxes required to be separately collected by Licensee directly from purchasers and collected, remitted to a taxing authority and accounted for by Licensee; (iv) actual freight charges, without mark-up; and (v) a promotional/trade allowance of up to 5% in actual promotional/trade expenditures by Licensee in support of the Licensed Products, including advertising and promotional expenditures but not including slotting, promotional, advertising or stocking fees paid to retailers or the value of any product as a Premium. Each of the foregoing deductions from total actual sales price to reach Net Sales is permitted only to the extent that Licensee timely provides reasonable documentation of such expenditures to Friday's.

Payment(s) - all payments of funds from Licensee received by Friday's including the payment of the Minimum Guarantee and Earned Royalties and any other payments required to be made to Friday's under this Agreement.

Premiums - means any Licensed Product or portion thereof or other product advertised or distributed in relation to any Licensed Product, that is given away free or sold at less than the usual selling price for the purpose of promotion, fund raising, sales incentive, sweepstakes, contests, combination sales, or for any other purpose, as approved in advance by Friday's.

Term - the period commencing on the Effective Date and continuing until December 31, 2029, unless terminated earlier pursuant to the terms of this Agreement.

Territory - United States and its territories and possessions as geographically constituted on the Effective Date, United States Miliary Bases, Canada, Caribbean (Cayman Islands, Cuba, Dominican Republic, Jamaica, Puerto Rico, Trinidad and Tobago, and Haiti), Mexico, and South America (Argentina, Brazil, Chile, Colombia, Ecuador, Peru, Venezuela, Belize, and Panama); Cruise Ship Lines and Airline trips departing from the United States to aforementioned countries on the Effective Date.

2. LICENSE GRANT

2.1 License Grant. Subject to the terms and conditions of this Agreement, Friday's hereby grants to Licensee the exclusive, limited right, license and privilege to use the Licensed Materials in the Territory in connection with Licensee's manufacture, distribution and sale of the Licensed Products in the Distribution Channels during the Term. Licensee acknowledges, without limitation, that Friday's reserves the right for itself, and its Affiliates and the franchisees and licensees of Friday's or its Affiliates to manufacture, distribute and sell items and goods similar or identical to type or category as the Licensed Products using the Licensed Materials within or outside the Distribution Channels and within or outside the Territory, during the Term.

2.2 Scope of Distribution. Licensee shall not distribute the Licensed Products or sell to exporters or others for resale or reshipment (i) in any channel outside the Distribution Channels, including in extreme value stores such as Aldi, or (ii) in any jurisdiction outside the Territory. In

the event that Licensee becomes aware that any party to whom it has offered to sell or distribute, or sold or distributed, the Licensed Product intends to resell, ship or distribute, or is reselling, diverting, shipping or distributing, the Licensed Product outside the Distribution Channels or the Territory, Licensee shall immediately cease any sales or distribution of such Licensed Product to such party, inform Friday's of such circumstances, and take all reasonably necessary and legally permissible actions to prevent such resale, shipment or distribution outside the Distribution Channels or the Territory, including compliance with instructions by Friday's. Licensee shall not distribute the Licensed Products in any new channels or jurisdictions outside the Distribution Channels or the Territory without Friday's prior written approval. If Licensee seeks to expand the Distribution Channels or the Territory, Licensee may submit its written request to Friday's for its consideration in Friday's sole discretion. From time to time, Friday's may seek and Licensee shall promptly provide to Friday's a record of all channels and jurisdictions in which the Licensed Products are then sold or planned to be sold by Licensee or any of Licensee's exporters or resellers.

2.3 Marketing. Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible for its marketing and promotional activities with respect to the Licensed Products in the Distribution Channels in the Territory and all costs and expenses associated with such activities. Licensee shall commence distribution of each category of Licensed Products in reasonable commercial quantities through all of the Distribution Channels throughout the Territory no later than the Marketing Date. Beginning on the Marketing Date, and continuing throughout the remainder of the Term, Licensee shall diligently and continuously market and distribute the Licensed Products in commercially reasonable quantities throughout all of the Distribution Channels throughout the Territory. Licensee shall maintain at all times the ability to supply, within a commercially reasonable time, the reasonably foreseeable demand for the Licensed Products. Licensee shall not offer, distribute or sell Licensed Products for non-monetary consideration, at reduced prices, or to inventory liquidators, in job lots, closeouts, or remainder sales, in any channel or jurisdiction, except, in each case, with the prior written consent of Friday's.

2.4 Non-Competition. During the Term and for two (2) years thereafter, neither Licensee nor its direct or indirect subsidiaries, parents or affiliates shall engage, by licensing or otherwise, in the manufacture, distribution, sale, marketing or promotion of any product or service of the same general type or class as the Licensed Products that promotes or exploits trademarks, logos, names, likenesses or copyrights related to any other casual theme restaurant offering table service currently or previously operating or existing in the Territory. Without limiting the foregoing, the following restaurants, without limitation, are considered casual theme restaurants operating in the Territory: any Brinker International concept, any Darden Restaurants concept, Applebee's, Ruby Tuesday's or Buffalo Wild Wings.

2.5 No Other Rights. This Agreement grants to Licensee no rights in the Licensed Materials or any other intellectual property of Friday's apart from the limited use rights described herein; and does not grant rights in any other intellectual property to Licensee or to any other party. All rights not specifically licensed to Licensee in this Agreement are expressly reserved to Friday's.

2.6 Third Party Manufacturers.

2.6.1 Subject to the terms and conditions of this Agreement, Licensee has the limited right to use third party manufacturers to manufacture the Licensed Products for Licensee only,

provided that all such manufacturers must be approved in writing by Friday's in advance, and must execute the Subcontractor Agreement in Exhibit B and the Standards of Manufacturing Practices in Exhibit C (together, the "Subcontractor Agreement"). Licensee shall provide to Friday's a fully executed copy of each Subcontractor Agreement promptly upon execution of such agreement and any amendments. Without limitation, Friday's will not approve a proposed third-party manufacturer that is located in China.

2.6.2 Licensee shall be responsible for ensuring that its manufacturers' use of the Licensed Materials, production of the Licensed Products, and any other actions undertaken by the manufacturers satisfy all the requirements and comply with all limitations of this Agreement and the Subcontractor Agreement. Licensee shall assume all responsibility for any action or inaction by such manufacturers relating to use of the Licensed Materials and manufacture of the Licensed Products and shall enforce such obligations against the manufacturers. In the event of a breach or suspected breach of the Subcontractor Agreement or a breach or failure to comply with the limitations of this Agreement by Licensee or a third party manufacturer, Friday's shall have the right at any time to prohibit Licensee from authorizing manufacturers or any manufacturer to use the Licensed Materials, and/or to require Licensee to terminate a Subcontractor Agreement and to take such further steps as Friday's deems reasonably necessary, in its sole discretion, to protect Friday's rights, good will and reputation.

2.7 Renewal Option. At the end of the Term, this Agreement may be extended for up to and additional five (5) years on the same general terms and conditions hereof if the parties so agree. If Licensee wishes to renew, it must deliver a renewal option in writing and pursuant to the notice provisions hereof not less than one hundred twenty (120) days before the expiration of the Term.

3. OWNERSHIP RIGHTS

3.1 Sole Owner. Licensee acknowledges that as between Friday's and Licensee, Friday's or Friday's Affiliates are the sole owners of the Licensed Materials and of the goodwill associated therewith, and that Licensee hereby acquires no right, title, interest or claim of ownership in or to the Licensed Materials, except the license granted herein. Licensee will not represent to the public or any third party that it has any right, title, interest or claim of ownership in the Licensed Materials or in any registration thereof and shall not attempt to register any Licensed Materials alone or as part of another trademark or copyright in any jurisdiction. Licensee will not, during the Term or thereafter, contest Friday's or Friday's Affiliates' ownership of the Licensed Materials or attack the validity or distinctiveness of any Licensed Material. All use of the Licensed Materials and goodwill associated therewith shall inure to the sole benefit of Friday's and its Affiliates.

3.2 Friday's Brand Guide. Licensee shall use the Marks in accordance with the Friday's Brand Guide in Exhibit F and shall observe any additional directions given by Friday's as to representations of the Marks and the use and presentation thereof on the Licensed Products. Upon termination of this Agreement, Licensee shall promptly return all copies in any media of the Friday's Brand Guide to Friday's.

3.3 Registrations. Upon Friday's request, Licensee shall cooperate with Friday's in the execution, filing and prosecution of any trademark, copyright or other applications that Friday's or its Affiliates may desire to file or any other efforts to protect and preserve Friday's and its Affiliates'

rights in the Licensed Materials. Upon Friday's request, Licensee will supply to Friday's samples, containers, labels and similar material showing its uses of Friday's or Friday's Affiliates' rights. Licensee shall not, on the basis of its use of the Licensed Materials, oppose or seek to cancel in any court or government agency in any jurisdiction, including the United States Patent and Trademark Office, any application registration for any mark or copyright filed by Friday's or its Affiliates.

3.4 Notices. Licensee will affix or to cause its authorized manufacturers to affix to both the Licensed Products, Packaging (as defined in Section 4.2), and Advertising Materials (as defined in Section 4.4) such notices as requested by Friday's in relation to Friday's and its Affiliates' rights in the Licensed Materials, including trademark and copyright notice(s) in the name(s) specified by Friday's. Licensee will not affix to the Licensed Products, Packaging, or the Advertising Materials any trademark or copyright notice in its name or the name of any other person, firm, or corporation, except as approved in writing by Friday's. Proper trademark and copyright notices must be permanently affixed to all Licensed Products, Packaging and Advertising Materials and to any portions of Licensed Products, Packaging or Advertising Materials intended to be used separately by the ultimate purchaser or user. Such notice must be sufficient in size, legibility, form, location, and permanency to comply with United States and international trademark and copyright laws and best practices.

3.5 No Encumbrances. Licensee shall not pledge, mortgage or otherwise encumber any of the Licensed Materials or Licensed Products. Licensee shall not use any of the Licensed Materials as part of its corporate or other name, or in any public filings such as a business license. Licensee shall not use any of the Licensed Materials in any domain name, Uniform Resource Locator (URL), or username or handle in any social media platform. Licensee shall not employ the name of Friday's or its Affiliates nor use any of the Marks in signing any contract, application for any license permit, or in any manner that may result in liability of Friday's or its Affiliates for any indebtedness or obligation of Licensee.

3.6 Friday's Modification of Licensed Materials. Licensee acknowledges that from time to time and without any right of notice to or approval by Licensee, Friday's may modify or discontinue the use of any Licensed Materials, in whole or part, including the Marks identified in Exhibit A. Friday's does not represent or warrant that the Licensed Materials will be maintained, used or available to Licensee in any particular fashion during the Term. In the event that Friday's makes any modification to or discontinuance of any Licensed Materials, this Agreement will be subject to any such modifications or discontinuation effective upon written notification from Friday's. Friday's will endeavor to provide Licensee sufficient notice of such modification or discontinuance so that Licensee has a reasonable opportunity to sell Licensed Products or use packaging previously manufactured or in process. Neither Friday's nor its Affiliates shall incur any liability or obligations to Licensee by reason of the foregoing actions.

3.7 Ownership of Materials Created During the Term. In the event that any Materials are created by Licensee or any third party on its behalf during the Term, Licensee shall promptly disclose all such Materials and their sources to Friday's. Such Materials shall be deemed works made for hire within the meaning of the United States Copyright Act and shall be owned in their entirety exclusively by Friday's or Friday's Affiliates. To the extent that any such Materials may not be deemed a work made for hire, Licensee hereby irrevocably assigns to Friday's, without additional consideration, all right, title and interest in and to such Materials, including copyright,

trademark and other proprietary rights, and any goodwill associated therewith, in all media (whether now known or later developed) throughout the world in perpetuity, and will execute as a confirmation of the foregoing assignment at any time upon Friday's request the Artwork Assignment Agreement in Exhibit E. Licensee agrees to execute, or cause to be executed by any of its employees or third parties who participate in the creation of any such Materials, any additional documents requested by Friday's to effectuate and confirm the sole and exclusive ownership by Friday's of all copyrights, trademarks and other proprietary rights in and to such Materials. Licensee irrevocably appoints Friday's as its attorney-in-fact to execute any and all such documents if Licensee fails to return executed copies of such documents to Friday's within five (5) Business Days following Friday's request.

3.8 Confusingly Similar Intellectual Property. Licensee shall not use or authorize use of, during or after the Term, any mark, name, slogan, tagline, logo, design, configuration or other designation that is a variation, derivative or modification of or confusingly similar to or that infringes any rights in the Licensed Materials. Should Licensee, during the Term or anytime thereafter, assert ownership in any such mark, name, slogan, tagline, logo, design, configuration or other designation or any copyright or trademark interest therein, in any jurisdiction, Licensee hereby irrevocably assigns to Friday's or a designated Friday's Affiliate, without additional consideration, all right, title and interest in such variation, derivative or modification, including copyright, trademark and other proprietary rights, and any goodwill associated therewith, in all media throughout the world in perpetuity, and will execute as a confirmation of the foregoing assignment at any time upon Friday's request any documents to transfer or confirm the transfer of such rights to Friday's or the designated Friday's Affiliate. All uses and rights of and to the variation, derivative or modification and any goodwill associated therewith shall inure to the exclusive benefit of Friday's or a Friday's Affiliate, and Friday's or a Friday's Affiliate may register and protect the same in its own name.

3.9 Goodwill. Licensee recognizes the value of the publicity and goodwill associated with the Licensed Materials, which belong exclusively to Friday's and its Affiliates. Licensee shall not use the Licensed Materials in any manner to disparage Friday's or the reputation of Friday's or take any action which will harm or jeopardize the Licensed Materials, or Friday's or Friday's Affiliates' ownership thereof, in any way. Licensee shall not engage in any activity or do anything that damages or reflects adversely upon Friday's or its Affiliates, their franchisees or licensees, the Licensed Products or the Licensed Materials.

3.10 Unauthorized Use of Licensed Materials. If Licensee learns that a third party may be infringing the Licensed Materials, Licensee will promptly notify Friday's in writing of the actions of such third party. Licensee shall not commence or pursue any action or proceeding against any third party alleging infringement, breach or unauthorized use of the Licensed Materials. Friday's shall have the sole right to determine whether any action is necessary or desirable to protect the Licensed Materials. Friday's in its sole discretion may prosecute and/or defend any action or proceeding taken against concerning alleged infringement, imitation, unauthorized use, improper registration of, or improper attempt to register the Licensed Materials, including the sole discretion to settle any claims or any controversy arising out of any such claims. Licensee, upon written request by Friday's, shall cooperate with Friday's in any such action or proceeding. Licensee shall not have any rights against Friday's or its Affiliates for damages or otherwise by reason of any determination by Friday's not to act with respect to any alleged infringement, imitation or

unauthorized use by others of the Licensed Materials and/or the Licensed Products; nor shall any such determination of Friday's affect the validity or enforceability of this Agreement. Any and all damages or settlements recovered in any action or proceeding shall belong solely and exclusively to Friday's, unless otherwise agreed to in writing by Friday's.

3.11 Licensee Rights. Licensee retains ownership of its intellectual property created prior to the Effective Date as disclosed to Friday's in writing on Exhibit K or as otherwise agreed by the parties. Any display of Licensee's intellectual property in conjunction with the Licensed Product is subject to the prior written consent of Friday's, and in any event Licensee shall not combine its intellectual property with the Licensed Materials in a manner that creates the impression of single or unified mark.

4. QUALITY CONTROL AND APPROVALS

4.1 Quality and Standards. In order to maintain the reputation of Friday's and the Licensed Materials, Licensee will comply with the quality standards and specifications of Friday's in respect to all uses of the Licensed Materials on or in relation to the Licensed Products or promotional and packaging material used in connection therewith. Licensee's use of the Licensed Materials in connection with its sale, manufacture, distribution, sale, advertising, promotion and exploitation of the Licensed Products shall at all times be suited to maintain or enhance the first-class quality, style and presentation associated with Friday's and the Licensed Materials. Without limiting the generality of the foregoing, prior to using the Licensed Materials, Licensee shall implement operational procedures with respect to display and utilization of the Licensed Materials in conformance with this Agreement and Friday's instructions. No Licensed Products, advertising, packaging or other material utilizing the Licensed Materials shall be manufactured, sold, distributed, promoted or otherwise used in any manner whatsoever without the prior written approval of Friday's. Licensee shall comply in all respects with the procedures set forth in this Section 4. In the event Licensee fails to comply with the Friday's Brand Guide in its production of Packaging (as hereinafter defined), Advertising Materials (as hereinafter defined) or any other materials related to the Licensed Products, upon written notice from Friday's, Licensee shall have thirty (30) days to provide to Friday's a formal remedy plan. In no event will such remedy plan take more than six (6) months to be completed. If Licensee fails to provide such a plan, or to comply with the requirements of the plan, Friday's may, in its sole discretion, together with any other remedies available to it, remedy the violation and charge all related expenses to Licensee. Friday's will in no event be obligated to cure such violations directly.

4.2 Approval of Licensed Products and Packaging.

4.2.1 Prior to the initial sale, distribution, or advertisement of any Licensed Product or use of any Licensed Materials by Licensee, Licensee shall furnish to Friday's, at Licensee's sole expense, for Friday's written approval, at least the number of representative samples specified below of each of the Licensed Products to be manufactured, distributed, sold or otherwise used under this Agreement, together with their labels, packaging, hangtags, and wrapping material (together, "Packaging"), in each of the following successive stages: (i) at least one (1) sample of rough sketches or layout concepts or descriptions of flavors or food (including details of the materials to be used, application of artwork and rough product and packaging dimensions); (ii) at least one (1) sample of all finished artwork or final proofs; (iii) at least one (1) sample of all prototypes or strike-

offs; (iv) at least twenty-four (24) samples of finished Licensed Products, including all packaging materials from the initial production run; and (v) at least two (2) samples from each subsequent reproduction run. Licensee shall provide such additional samples from clauses (iv) and (v) as Friday's may reasonably request from time to time. Friday's and Licensee shall conduct an alignment meeting to review, edit and finalize any submitted Packaging.

4.2.2 Concurrent with or prior to submission of any significant Packaging changes for approval, Licensee shall provide to Friday's, at Licensee's sole expense, for Friday's written approval: (i) detailed testing research and/or metrics used by Licensee to identify the optimal product packaging (in such detail as the parties may mutually agree), (ii) a detailed description of how the proposed packaging compares to, and differentiates from, the packaging of competitive products (in such detail as the parties may mutually agree), and (iii) copies of the research for any studies conducted by or on behalf of Licensee to supports any packaging graphics changes or any category analysis on the Licensed Products.

4.2.3 At least two (2) weeks prior to submitting any Licensed Product for approval, Licensee shall provide to Friday's, at Licensee's sole expense, for Friday's written approval, a product definition which shall include: (i) flavor specifications, (ii) quality specifications, and (iii) target price points. Licensee shall also provide a business case for the new Licensed Product, which includes target sales. Friday's and Licensee shall conduct an alignment meeting to review, edit and finalize the product definition and business case.

4.2.4 At least two (2) weeks prior to submitting any Licensed Product for approval, Licensee shall provide to Friday's, at Licensee's sole expense, for Friday's written approval, samples of such new proposed Licensed Product, along with a detailed ingredient list, and if requested by Friday's, a summary of manufacturing processes, and quality assurance measures. Upon prior written notice, Friday's and Licensee shall set a stage gate review meeting focused specifically on the Licensed Products, categories, and/or development of Packaging.

4.2.5 If the Packaging and new Licensed Product are approved as provided herein, Licensee will provide to Friday's, at Licensee's sole expense, for Friday's written approval, a launch plan which will include: (i) specific schedule for launching the Licensed Product, (ii) defined launch key performance indicators, including without limitation, sales by Licensed Product SKU, Distribution Channel and key account, (iii) external Packaging specifications, (iv) pricing guidelines, (v) planned brand, shopper marketing, Distribution Channel and key account, and (vi) customer-facing marketing materials. Friday's and Licensee shall conduct an alignment meeting to review, edit and finalize the launch plan.

4.3 Approval of Nutritional Label, Ingredient List, Taste and Quality. Prior to the first production for each Licensed Product and in the event of any change or alteration to the nutritional label, ingredient list, taste or quality of the Licensed Product, Licensee must submit for Friday's written approval: (i) the signed Licensee Approval and Expectations Manual in Exhibit G; (ii) the signed Continuing Pure Food Guaranty in Exhibit H; (iii) the Finished Product Specification in Exhibit I; (iv) a full ingredient list; and (v) the final nutritional label when applicable. Licensee must highlight and secure specific prior written approval from Friday's for any genetically modified organism ("GMO") or genetically engineered organism ("GEO") ingredients or any artificial preservatives proposed to be used in the Licensed Products. Licensee will adhere to Standards of

Manufacturing Practices in Exhibit C, the Licensee Approval and Expectations Manual in Exhibit G, and the Friday's QA General Requirements as identified in Exhibit J in the packaging, labeling, sale, distribution and promotion of the Licensed Products. Friday's and Licensee shall conduct an alignment meeting to review, edit and finalize any submitted Licensed Product.

4.4 Approval of Advertising Materials. All Materials, including promotional, display, point of purchase ("POP"), print, online, mobile and other advertising or promotional materials proposed for use to advertise and promote the Licensed Products (together, "Advertising Materials") must be submitted to Friday's for Friday's prior written approval at the following stages, as appropriate to the medium used: (i) at least one (1) sample of the rough concepts; (ii) at least one (1) sample of the layout, storyboard and/or script; and (iii) at least three (3) samples of the finished materials. Licensee shall provide Friday's with copies of each Advertising Material published or distributed by Licensee, as well as links to or electronic copies of any online or electronic Advertising Materials. Licensee shall provide such additional samples of Advertising Materials as Friday's may reasonably request from time to time.

4.5 Procedure. Friday's will use reasonable efforts to approve or disapprove any submissions of Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials within fifteen (15) Business Days after receipt thereof. At each stage of the aforesaid approval process, Friday's shall have the right to modify or disapprove any aspect of the samples delivered to Friday's in its sole discretion, notwithstanding the prior approval of Friday's of related samples at any earlier stage of the approval process. The disapproval by Friday's of any samples at any stage of the approval process shall constitute disapproval of such sample as a whole. Friday's failure to approve or disapprove within such period shall be deemed disapproval, unless Friday's subsequently notifies Licensee of its approval. No Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials shall be manufactured (except to the extent required to produce production samples), sold, distributed, promoted or otherwise used in any manner whatsoever without the prior written approval of Friday's at each applicable successive stage as defined in Section 4. Friday's may keep all samples from each successive stage submitted by Licensee pursuant to this Section. The price or value of samples furnished to Friday's shall not be included in the calculation of Net Sales.

4.6 Responsibility for Compliance. Any approval granted under this Agreement shall not alter Licensee's sole responsibility for the Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, and Advertising Materials, and any content thereof, apart from the Licensed Materials. Any approval of or assistance by Friday's pursuant to this Agreement shall in no way constitute a certification by Friday's that the Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials are in compliance with applicable laws, regulations, standards and industry practices, which responsibility shall remain at all times with Licensee.

4.7 Failure to Obtain Approval. Any Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials not approved in writing by Friday's shall be deemed to be unlicensed and Licensee shall have no right to manufacture, sell, distribute or promote any such Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials. If any unapproved Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials are manufactured, distributed, sold,

promoted or otherwise used, Friday's may, together with any other remedies available to it, require such items to be immediately recalled and withdrawn from the market and to be destroyed, such destruction to be attested to in a certificate signed by an officer or principal of Licensee.

4.8 Modifications; Changes. Any proposed modification of Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials must be submitted to Friday's for written approval prior to manufacture, sale, distribution or promotion, as if it were a new Licensed Product, Packaging, nutritional label, ingredient list, taste, quality, or Advertising Material, and will be subject, among other things, to all of the requirements of Section 4. In the event Licensee proposes any change to raw material specifications which could significantly impact the taste profile, texture or other product functionality of a Licensed Product, Licensee will notify Friday's at least thirty (30) days in advance of any such proposed change. The change itself will be subject to all the approval requirements of this Section 4. Approval of a Licensed Product, Packaging, nutritional label, ingredient list, or Advertising Material which uses particular artwork does not imply approval of such artwork for use with a different Licensed Product, Packaging, nutritional label, ingredient list, or Advertising Material. Approval of any Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials, including the non-licensed components thereof, in a particular color, size, shape or placement, does not constitute or imply approval of such Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials in any other color, size, shape or placement, or combination thereof.

4.9 Preparation of Materials by Friday's. Licensee may, from time to time, request the assistance of Friday's in the preparation or modification of Advertising Materials. In the event Friday's agrees to provide such assistance, Friday's will provide Licensee with an estimate of the cost of such assistance at the then-prevailing commercial art rates available to Friday's. Upon Licensee's written approval of the estimate, Friday's will perform the work, deliver the materials to Licensee, and provide to Licensee an invoice upon completion. Licensee shall pay Friday's the amount of the invoice within thirty (30) days of the invoice date. For the avoidance of doubt, any materials created by Friday's under this Section shall be considered Licensed Materials under this Agreement, and their proposed use by Licensee shall be subject to the approval process in Section 4. For the purposes of clarity, Friday's assistance to Licensee under this Section does not alter Licensee's responsibility for the content, display and use of any such materials including Licensee's compliance with all applicable laws, regulations, standards and industry practices.

4.10 Ongoing Conformance. The Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, and Advertising Materials must conform in all material respects to the final production samples or finished materials approved by Friday's. At any time (and from time to time) during the Term, upon receipt of a written request from Friday's, Licensee will promptly provide to Friday's a reasonable number of samples of the Licensed Products, Packaging, nutritional labels, ingredient lists, or Advertising Materials, at no cost to Friday's, for quality control inspection. The value of all samples furnished to Friday's shall not be included in the calculation of Net Sales. In the event Friday's, in its sole discretion, determines that: (i) any Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials do not conform in quality to samples previously approved by Friday's; (ii) the quality of a Licensed Product originally approved by Friday's has deteriorated in later production runs; (iii) the Licensed Product is adulterated or mis-branded within the meaning of the Federal Food, Drug and Cosmetic Act of June

25, 1938, as amended, or within the meaning of any state or other food and drug law or otherwise in violation of any law or regulation; (iv) the Licensed Product is un-saleable as a consumer food in the course of retail trade; or (v) the Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials have been altered, damaged, or do not meet the then-existing standards of Friday's, Friday's may, in addition to other remedies available to it, require that such Licensed Products, Packaging, nutritional labels, ingredient lists, taste, quality, or Advertising Materials be immediately recalled and withdrawn from the market according to Friday's recall procedures and policies, and be destroyed at Licensee's expense, such destruction to be attested to in a certificate signed by an officer or principal of Licensee.

4.11 Damaged or Defective Licensed Products. Licensee shall not sell, give away, provide, ship, distribute or deliver to any individual, firm, corporation or entity (except with the prior written approval of Friday's) any damaged or defective Licensed Products, Packaging or Advertising Materials. If any damaged or defective Licensed Products, Packaging or Advertising Materials are distributed by Licensee without the prior written approval of Friday's, Friday's may, in addition to other remedies available to it, require that Licensed Products, Packaging or Advertising Materials be immediately recalled and withdrawn from the market according to Friday's recall procedures and policies, and be destroyed at Licensee's expense, such destruction to be attested to in a certificate signed by an officer or principal of Licensee.

5. MARKETING

5.1 Marketing. Subject to the terms and conditions of this Agreement, Licensee shall, at its sole expense, use diligent, good faith efforts to sell, market and promote all the Licensed Products in all the Distribution Channels throughout the Territory. Notwithstanding the foregoing, each year Licensee shall submit to Friday's the information outlined in further detail in Section 5.3.1 below. All costs and expenses relating to such marketing activities and strategy shall be borne by Licensee, apart from the promotional/trade allowance described in the definition of Net Sales.

5.2 Minimum Expenditures. During each Contract Year, Licensee shall spend not less than $2 per case sold in contract year one and $1 per case sold in each contract year therafter on advertising, promotion and merchandising of the Licensed Products in the Distribution Channels in the Territory.

5.3 Marketing and Distribution Plan Approval.

5.3.1 At least sixty (60) days prior to the Marketing Date, Licensee shall provide to Friday's a written marketing and distribution plan for the Licensed Products. Within thirty (30) days following the end of each calendar year, Licensee shall provide to Friday's an annual updated business portfolio strategy for the Licensed Products, which will include (i) a statement of annual marketing objectives which may include syndicated consumer data and updated marketing key performance indicators, and (ii) a marketing plan, including a summary of planned channel/media mix, proposed marketing campaign details and calendar, and any expected competitive actions. Each such plan shall include a distribution list identifying the entities to which Licensee will or plans to distribute the Licensed Products, a description of the Licensed Products, and planned advertising, marketing and promotions and dates therefor. Licensee shall not proceed with the implementation of a marketing and distribution plan or any modification of such plan, including

changes in the distribution list, without obtaining the prior written approval of Friday's. If Friday's fails to respond or approve any plan or modification within thirty (30) days after receipt, such failure shall constitute a disapproval of the proposed plan or modification.

5.3.2. Licensee shall develop an annual plan to grow top line revenue in accordance with the overall industry performance for the Licensed Product categories as measured by IRI, Nielson or another nationally recognized market research company. Both Friday's and Licensee shall monitor the performance of the Licensed Products as compared to overall industry performance on a semi-annual basis. If, despite the efforts of Licensee, the sales of the Licensed Products do not meet industry standard, both parties will mutually agree on category strategies for growth.

5.3.3 Licensee shall provide to Friday's a line of business analysis, which will include both short- and long-term market outlook on: (i) categories of Licensed Products, (ii) subcategories of Licensed Products, (iii) the Distribution Channels, (iv) category specific competitors, and (v) category specific target consumer segments. Friday's will have two (2) weeks in which to review this analysis, and either approve or submit back to Licensee for revision. Additionally, to the extent permitted by Licensee's agreements, Licensee will permit Friday's access directly to Nielsen and IRI data or will provide reports as requested by Friday's to review performance compared to Annual Operating Plan.

5.3.4 Licensee shall provide to Friday's a proposed category roadmap which will include a summary of: (i) differentiators for each category of Licensed Products, (ii) category "white space," including opportunities to address existing or emerging consumer needs, and (iii) highest potential opportunities to be targeted, together with a proposed timeline for development (collectively, the "Category Roadmap"). Friday's and Licensee shall conduct an alignment meeting to review, edit and finalize the Category Roadmap; provided however, that Friday's shall have the final right of approval. Friday's will have two (2) weeks in which to review the Category Roadmap, and either approve or submit back to Licensee for revision. An alignment meeting will occur every year in advance of the annual update of the Category Roadmap.

5.3.5 Licensee shall provide to Friday's a value proposition for the new Licensed Products, which will include: (i) consumer use case, (ii) concept test methodology and results, (iii) benefits to the Licensed Product, and (iv) competitive differentiation. Friday's will have two (2) weeks in which to review the value proposition, and either approve or submit back to Licensee for revision.

5.3.6 Licensee shall provide to Friday's a statement of annual sales objectives, which will include: (i) projected sales growth by Distribution Channel, key account and subcategory of Licensed Product, and (ii) sales guidelines and guardrails for distribution, product assortment, price, promotion, and placement/shelving. Friday's and Licensee shall conduct an alignment meeting to review, edit and finalize the sales plan; provided however, that Friday's shall have the final right of approval. Friday's will have two (2) weeks in which to review the sales plan, and either approve or submit back to Licensee for revision.

5.3.7 No later than November 15 of each Contract Year, Licensee and Friday's will conduct a top-to-top meeting to review the Annual Operating Plan for the next Contract Year. The parties will work in a collaborative manner to reach agreement on the Annual Operating Plan during

such top-to-top meeting, or, to the extent further changes to the Annual Operating Plan are required based on input from Friday's at the top-to-top meeting, by December 15 of that Contract Year.

Once each plan is approved by Friday's, Licensee must execute all strategies and tactics outlined in each of the plans listed in this Section 5.3, provided that such strategies and tactics may be revised following the procedures outlined above if Licensee believes changes are necessary or advisable. For the avoidance of doubt, regardless of whether otherwise specifically referenced herein, all plans must be updated annually.

5.4 Premiums. No Licensed Products may be used as Premiums, nor may Licensee manufacture, distribute, advertise or sell any items to be used as Premiums in connection with the Licensed Product, without prior written approval of Friday's. Licensee shall provide to Friday's a detailed description of any proposed use of Premiums hereunder, including information about the quantity of merchandise and the purpose of the program, and any additional information requested by Friday's. If Friday's fails to respond or approve any such request within thirty (30) days after receipt of this information, such failure shall constitute a disapproval of the proposed use. If Licensee uses Premiums without the prior written approval of Friday's, Friday's may, in addition to other remedies available to it, require that such Premiums or related Licensed Products or Advertising Materials be immediately recalled and withdrawn from the market according to Friday's recall procedures and destroyed, at Licensee's sole expense, such destruction to be attested to in a certificate signed by an officer of Licensee, and that Licensee to pay full Earned Royalties on all Licensed Products used as Premiums.

6. PAYMENTS AND STATEMENTS

6.1 Net Sales. For purposes of calculation of Net Sales, a "sale" shall be deemed to have taken place when the Licensed Products are shipped, transferred or invoiced by Licensee, whichever occurs first. Whenever Licensed Products are transferred in whole or in part in transactions where the transferee is affiliated with Licensee, the invoice price shall be deemed to be the greater of (i) Licensee's list price or (ii) the price quoted to non-affiliated buyers for similar Licensed Products. Except as otherwise permitted herein, Licensee shall not sell Licensed Products for non-monetary consideration, at reduced prices, to inventory liquidators, in job lots, closeouts, or remainder sales, except, in each case, with the prior written consent of Friday's. Along with the Royalty Statements, Licensee shall provide to Friday's a deduction statement showing all shipping and freight expenses, as well as all approved deductions by Distribution Channel, retailer and specific Licensed Product. Such statement will include line items for (a) bona fide cash or credit refunds upon product return, (b) bona fide merchandising and promotional spending, (c) all customer investments including cash discounts, and (d) other miscellaneous expenses.

6.2 Advance and Minimum Guarantee. Licensee shall pay Friday's the nonrefundable Advance upon execution of this Agreement and as otherwise indicated in the Section 1. Licensee shall pay Friday's the applicable Minimum Guarantee on a quarterly basis as specified in Section 1. The Minimum Guarantee is a fixed, absolute obligation of Licensee and is not subject to refund, recovery or reimbursement in any manner whatsoever, notwithstanding any election by Friday's to terminate the Agreement as herein provided and regardless of whether sales of Licensed Products generate Earned Royalties in an amount equal to such Minimum Guarantee.

6.3 Earned Royalties. Licensee shall pay Friday's the Earned Royalties for each calendar quarter during the Contract Year in arrears. If the Earned Royalties for any quarter are less than the Minimum Guarantee due for that quarter, Licensee shall pay Friday's an amount equal to the Minimum Guarantee. If the Earned Royalties for any quarter are in excess of the Minimum Guarantee for that quarter, the excess shall be carried over and credited against the Minimum Guarantee due in subsequent quarters during that same Contract Year, but no Earned Royalties shall be carried over or credited against the Minimum Guarantee in any subsequent Contract Year. If, at the end of any Contract Year or on expiration or termination of this Agreement, the Earned Royalties paid to Friday's are less than the Minimum Guarantee for that Contract Year, Licensee shall immediately pay the difference to Friday's.

6.4 Royalty Statements. Within twenty (20) days after the close of each calendar quarter during the Term, Licensee shall deliver to Friday's a Royalty Statement of all transactions relating to the Licensed Products during the prior calendar quarter, regardless of whether any payments are then due. Such Royalty Statement shall be in the form attached hereto as Exhibit D, as may be amended by Friday's, including the number of each type of Licensed Product sold in the Territory during the calendar quarter in question, the Distribution Channels for each such Licensed Product, and the total Net Sales and Earned Royalty for each such Licensed Product; the total Earned Royalties for all Licensed Products, the quarterly Minimum Guarantee, and any deficit of Earned Royalties for that quarter compared to the Minimum Guarantee (taking into account any Minimum Guarantee amounts carried over as permitted in Section 6.3) or any excess of the Earned Royalties for that quarter compared to the Minimum Guarantee, together with any other information requested by Friday's. The Royalty Statement for the month ending each December 31 additionally shall contain summary information for each month of that Contract Year and shall be duly certified by an officer of Licensee to be true and accurate.

6.5 Payments. Within twenty (20) days after the close of each calendar quarter during the Term, all payments due from Licensee hereunder shall be paid to Friday's in full in United States Dollars. All payments and any applicable interest shall be made payable to Friday's by wire to the account provided below, or as otherwise instructed by Friday's:

ByWire:

Bank Name:	Texas Partners Bank
Bank Address	1900 NW Loop 410 San Antonio, TX 78213
Bank Routing Number:	114025641
Bank SWIFT:	BSATUS44
Phone Numbers:	210-572-9273
	844-548-9473
Fax Number:	844-548-9473
Account Name:	TGI FRIDAY'S INC.
Account Number:	5038278

Electronic Royalty Reports: twhitley@friday.com

Reference: License Agreement: Artisan Beverages, Inc.

Wire transfer fees as well as all other bank fees related to any payments required to be made by Licensee under this Agreement shall be the sole expense of Licensee, so that Friday's shall receive the full amount of all payments without reduction.

Written confirmation of each electronic transfer and all Royalty Statements and any other reports of payments as required by this Agreement shall be certified as accurate by Licensee's authorized officer and shall be sent to Friday's electronically on or before the due date.

6.6 Periodic Reporting. Within thirty (30) days after the close of each quarter and calendar year, Licensee shall provide to Friday's a sales report which may include, upon Friday's written request: (i) shipment sales data by retailer, Distribution Channel and Licensed Product SKU, (ii) consumption sales data for the Licensed Products by retailer, Distribution Channel and Licensed Product SKU, (iii) sales data for competitive products by retailer, Distribution Channel and Licensed Product SKU, (iv) gap analysis to the sales plan, and (v) a forward looking plan for the next three quarters for the monthly and quarterly plans, and for the next year for the annual plan. Upon Friday's request, the same information will be provided within ten (10) days after the close of each month. Additionally, the parties shall have biweekly meetings for a general update on sales performance. At least once every six (6) months, such meeting will also include an innovation update.

6.7 Delay. In the case of delay in payment by Licensee to Friday's of any amounts due hereunder, interest at eighteen percent (18%) per annum or the maximum rate permitted by law,

whichever is less, shall be assessed from the first day following the date such payment was due and payable to Friday's until the date such payment is deposited with Friday's.

6.8 Receipt of Payments. The receipt or acceptance by Friday's of any statement furnished or any payments made pursuant to this Agreement shall not preclude Friday's from questioning the accuracy, completeness or sufficiency thereof at any time. In the event that any inconsistencies or mistakes are discovered in such statements or payments and Licensee does not dispute the finding, Licensee shall immediately rectify such inconsistencies or mistakes and pay any amounts due to Friday's as provided hereunder. In the event that Licensee disputes the findings, Licensee shall provide documentation to support its position to Friday's within seven (7) days. The parties agreed to work in good faith to resolve the dispute within seven (7) days thereafter, but nothing in this Agreement shall prejudice Friday's rights to exercise any remedies available to it. Any amounts owed by Licensee shall be paid within seven (7) days of the resolution.

6.9 Taxes. **All taxes and other government charges are the responsibility of Licensee**. If the amount of any Payment received by Friday's is reduced as the result of any withholding tax, duty, fee or other government charge, including transfer, value-added, excise, import or export taxes and custom duties (collectively, "Taxes"), Licensee shall (i) pay such Taxes to the appropriate authority; (ii) deliver to Friday's receipts certifying that such Taxes have been paid; and (iii) pay to Friday's net funds in United States Dollars equal to the Taxes paid.

6.10 Friday's Option to Purchase. Friday's shall have the option in its sole discretion to purchase from Licensee for use by Friday's or its Affiliates any Licensed Products in reasonable quantities from available stock at the best price given by Licensee to any of Licensee's customers, including distributors or resellers, minus ten percent (10%); provided, that if such Licensed Products are purchased by Friday's for use as Premiums or for non-resale, promotional uses, the purchase price shall be the lower of (i) the price stated above, or (ii) Licensee's cost of manufacture plus twenty percent (20%). Sales to Friday's shall not be included in the calculation of Net Sales.

7. BOOKS AND RECORDS; AUDITS

7.1 Books and Records. Licensee shall keep, maintain and preserve, during the Term and for at least seven (7) years thereafter, or longer if required by the Internal Revenue Service, complete and accurate books of accounts and records covering all transactions relating to this Agreement, and Licensee's manufacture, distribution, sale, promotion and marketing of the Licensed Products, including accounts and records of the computation of Net Sales in accordance with generally accepted accounting principles, accounts and records used in calculating and completing Royalty Statements, and sales by Licensed Product, by retailer, Distribution Channel, region, style and presentation.

7.2 Audit. Friday's and/or its duly authorized representatives shall have the right, during regular business hours, during the Term of this Agreement and for two (2) years thereafter, to examine the books of accounts and records and all other documents and materials in the possession or under the control of Licensee with respect to the subject matter of this Agreement, and to examine and audit any facilities, sites or plants used by Licensee, its third party manufacturers or any other parties engaged by Licensee in the production, manufacture, distribution, storage, advertising or promotion of any Licensed Products, Packaging or Advertising Materials. Such audits shall be in

addition to, and not a limitation of, Friday's audit rights under Exhibit G. Friday's and/or its duly authorized representatives shall have free and full access and the right to make extracts or photocopies of any record; provided, that such access shall be limited to a reasonable number of examinations during any annual period. Licensee shall cooperate and shall cause its third parties to cooperate fully with Friday's or its authorized representatives in any such audit and provide them with such assistance as Friday's or its authorized representatives may reasonably request to conduct the audit.

7.3 Audit Findings. Upon completion of an audit, in the event that an underpayment or overpayment of the Minimum Guarantee or Earned Royalties is determined by Friday's, such amount shall be paid or refunded, as appropriate, within thirty (30) days after such amount has been determined and agreed to by the parties; provided that Licensee shall pay interest on any underpayment from the date such underpayment was originally due until paid in full, at the rate of eighteen percent (18%) per annum or the maximum rate permitted by law, whichever is less. If any audit discloses a discrepancy of three percent (3%) or more, Licensee shall reimburse Friday's and/or its duly authorized representatives for any and all costs and expenses incurred in connection with such audit, including the costs of travel and wage expenses of the auditors, and shall immediately pay any amounts due. Nothing in this Section shall prejudice Friday's in its exercise of any rights and remedies available to it, including the right to terminate this Agreement.

7.4 Corrective Action. Upon completion of an audit, Friday's may provide notice to Licensee of any deficiencies, weakness or risks determined by Friday's and may, in its sole direction, require that Licensee take corrective action concerning the audit findings, including termination of use of any third party or premises. Notwithstanding the foregoing, if an audit identifies a critical deficiency, weakness or risk, in Friday's sole discretion, Friday's may exercise any rights and remedies available to it, including the right to terminate this Agreement upon notice.

8. REPRESENTATIONS BY FRIDAY'S

8.1 Representations. Friday's represents, warrants and covenants that: (i) Friday's is a corporation duly organized, validly existing and in good standing under the laws of the State of New York; (ii) Friday's has full right, power and authority to enter into this Agreement and to perform its obligations hereunder; (iii) Friday's has full right, power and authority to grant the rights, licenses and privileges hereby granted to Licensee; and (iv) Friday's has the rights to use and sublicense the Marks identified in Exhibit A, as may be amended by Friday's, in the manner licensed hereunder.

8.2 Disclaimer. Friday's makes no representations, warranties or covenants apart from the foregoing, and expressly disclaims all other warranties of any kind, express or implied, including the implied warranties of merchantability, fitness for a particular purpose and non-infringement, and any implied warranties arising from a course of dealing or course of performance. Friday's does not represent or warrant the validity or enforceability of the Licensed Materials, or that the Licensed Materials will not be limited by the rights of third parties. Friday's will not have any liabilities or responsibilities with respect to Licensed Products.

Friday's may pursue registrations in the Territory for the Marks in the manner and to the extent determined by Friday's in its sole discretion. The failure of Friday's to obtain registration of any Mark, or to maintain existing registrations, shall not be actionable by Licensee. Nothing herein shall

require that Friday's pay any monies to any party to secure any such registration. Friday's may abandon any registrations or applications at any time, without notice to, or consent of, Licensee. Friday's shall not incur any liability or obligations to Licensee by reason of (i) any of the foregoing or (ii) the ownership of, or application for ownership of, any trademarks, service marks, trade names, or other identifying names or marks in the Territory.

9. REPRESENTATIONS BY LICENSEE

9.1 Licensee represents, warrants and covenants that: (i) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States; (ii) Licensee has full right, power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement by Licensee and the consummation of the transactions contemplated hereby have been duly authorized; (iii) this Agreement constitutes a valid and binding obligation of Licensee and no other act, approval or proceedings on the part of Licensee or any other person or entity is required to authorize the execution and delivery of this Agreement by Licensee or the consummation of the transactions contemplated hereby; (iv) this Agreement and the execution and delivery of this Agreement by Licensee do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of or constitute a default (whether with notice or with the passage of time or both) or require any consent under (a) Licensee's Articles of Incorporation or By-laws, (b) any law or regulation to which Licensee or any of its subsidiaries is subject, or (c) any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Licensee or any of its subsidiaries is a party or by which Licensee or any of its subsidiaries or any of their respective assets or properties is bound; (v) all materials created or contributed by or on behalf of Licensee, including Licensed Products, Packaging and Advertising Materials, are and will be either (a) Licensee's sole, exclusive and original work and all of Licensee's personnel who worked on or contributed to the Licensed Products are employees of Licensee in the United States who were acting within the scope of their employment; or (b) works which Licensee controls, or which it has previously been granted the necessary assignment, licenses, consents, waivers and rights to enable Licensee to use the works in connection with the Licensed Products, Packaging and Advertising Materials and assign the works to Friday's, without imposing any obligation on Friday's; (vi) all Licensed Products, Packaging and Advertising Materials shall at all times (a) conform with the standards of quality of Friday's with respect to product quality, design, styling, packaging, labeling and sales promotion, as described in Section 4 and the Exhibits to this Agreement; (b) conform to the statements made on the packaging, container and/or label of each such Licensed Product; (c) be of uniform quality and fit for the purposes for which each such Licensed Product is intended; and (d) be produced, packaged, labeled, distributed, promoted and advertised in compliance with all applicable laws, rules, regulations and industry standards; (vii) Licensee owns all right, title and interest in and to its trademarks, service marks, logos or symbols used in connection with the Licensed Products or has the authority to use such as permitted herein; (viii) the Licensed Products, Packaging and Advertising Materials do not and will not infringe upon or violate the copyright, trademark, patent, or other proprietary or property rights of any person or entity; (ix) the Licensed Products will be of good quality in design, material, and workmanship and will be suitable for their intended purpose; (x) no injurious, deleterious, or toxic substances will be used in or on the Licensed Products; (xi) the Licensed Products or any portion thereof will not cause

harm when used in a foreseeable manner; **(xii) none of the Licensed Product will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of June 25, 1938, as amended (the "FD&C Act") or within the meaning of any state or other food and drug law, or will be rendered un-saleable as a consumer food in the course of retail trade by actions within the control of Licensee; (xiii) that the Licensed Product will not be produced or shipped in violation of the FD&C Act or other health laws; (xiv) Licensee shall comply with Friday's or any regulatory agency's directions regarding recalls of the Licensed Product, and any announcements concerning the affected Licensed Product; and (xv)** Licensee will, at its own expense, comply with all applicable laws, rules, regulations and industry standards, including those relating to the operation of Licensee's or its manufacturers' plants, employment practices, the design, manufacture, sale and distribution of the Licensed Products, including the labeling thereof and including safety standards and testing of the Licensed Products.

10. INDEMNIFICATION

10.1 Indemnification by Friday's. Friday's will defend, indemnify and hold harmless Licensee against third party Claims and Costs (as defined in Section 10.3 below) arising out of or in connection with (i) any alleged infringement or misappropriation based on Licensee's use of any Licensed Materials developed by Friday's or its Affiliates in accordance with the terms and conditions of this Agreement, other than Claims based on Licensee's Intellectual Property or Claims arising from use of the Licensed Materials in jurisdictions where Friday's does not own trademark registrations for the Marks at issue; or (ii) a breach by Friday's of its representations, warranties and covenants hereunder. Friday's shall have the sole right to make all decisions, judgments and elections in connection with such Claims; and settle or compromise such Claims in its sole discretion.

10.2 Indemnification by Licensee. Licensee will defend, indemnify and hold harmless Friday's and its Affiliates, and their respective franchisees, licensees, directors, officers, employees, agents, shareholders, affiliates, successors and assignees against third party Claims and Costs arising out of or in connection (i) a breach by Licensee of any representation, warranty, covenant, or other term or provision of this Agreement; (ii) **any act, omission or negligence of Licensee or third parties acting on its behalf with respect to the performance of its obligations or the activities contemplated under this Agreement**; (iii) the alleged or actual infringement, misappropriation or other violation of intellectual property rights of any third party to the extent provided or caused by Licensee or any third party acting on its behalf, or based on Licensee's Intellectual Property or the intellectual property of any third party acting on its behalf, the Licensed Products, Packaging or Advertising Materials (apart from the Licensed Materials developed by Friday's or Friday's Affiliates); (iv) any **product safety risk,** recall or market withdrawal of the Licensed Products initiated by Licensee or Friday's or pursuant to a request from a regulatory agency with jurisdiction over the Licensed Products; **(v) any defect or alleged defect in the Licensed Products; and (vi) any Subcontractor Agreement with any third party manufacturer and any act or failure to act of any party to such Subcontractor Agreement**, and in each case, to the extent attributable to Licensee's actions or omissions. Licensee will further defend, indemnify and hold harmless Friday's and its Affiliates, and their respective franchisees, licensees, directors, officers, employees, agents, shareholders, affiliates, successors and assignees against any Claims or Costs for harm or damage to the goodwill of any of Friday's or its Affiliates' brands, decreases in sales at Friday's company-owned, company-operated or franchised restaurants or of other licensed products bearing

the Marks arising from Licensee's violation of this Agreement, to the extent attributable to Licensee's actions or omissions. For the purposes of clarity, in no event will franchisees of Friday's be considered third parties for purposes of this Section 10.2 if their claims are based on Licensee's use of the Licensed Materials as permitted under this Agreement. Licensee may not settle any Claim or admit any liability on the part of Friday's or its Affiliates without Friday's prior written consent.

10.3 Claims Process. The party or related entity seeking indemnification ("Indemnified Party") will provide the party from which indemnification is sought ("Indemnifying Party") with prompt written notice of the existence of any such Claim; and shall reasonably cooperate in the Indemnifying Party's defense or settlement of any such Claim and provide non-financial assistance at the Indemnifying Party's request. The Indemnified Party shall have the right to participate in the defense of any such Claim at its expense and through counsel of its choosing. The foregoing indemnifications shall survive the expiration or termination of this Agreement. "**Claim(s)**" means a claim, suit, action, demand, investigation, inquiry or proceeding brought against the respective Indemnified Party. **"Costs"** means judgments, losses, payments, costs, charges, expenses (including reasonable attorney's, accounting, investigator, experts and consulting fees, disbursements, court costs and litigation expenses), damages, liabilities, settlements, fines, interest, penalties, reasonable costs of advertising material and media time/space, all expenses of recall, refunds, public notices, lost profits (to the extent Licensee is otherwise responsible for such under the terms of this Agreement) and other similar amounts.

11. INSURANCE

11.1 Insurance. Without limiting Licensee's liability to Friday's hereunder, Licensee, at its sole expense, will obtain and maintain, uninterrupted throughout the Term, including any warranty periods, from an insurance company acceptable to Friday's, authorized to transact business in the states or other jurisdictions where operations will be performed by Licensee, with a rating by A.M. Best of A- or better, and class VII or better, insurance policies of the types and in the amounts described below:

(i) Commercial General Liability: Commercial general liability ("CGL") insurance and, if necessary, commercial umbrella insurance, with a limit of not less than $5,000,000 per occurrence, bodily injury or property damage liability; $5,000,000 per offense, personal and advertising injury liability; $5,000,000 products-completed operations aggregate; and $20,000,000 general aggregate applicable to claims other than products-completed operations.

(ii) Product Liability: Product liability insurance with limits of liability of not less than $1,000,000 per person and $2,000,000 per occurrence, plus $20,000,000 in umbrella liability coverage.

(iii) Product Recall: Product recall coverage with a limit of not less than $5,000,000. Such insurance shall cover costs associated with notifying customers, and to refund, repair, or replace any Licensed Product.

11.2 Deductibles and Self-insured Retentions. The funding of deductibles and self-insured retentions maintained by Licensee shall be the sole responsibility of Licensee, including any amounts applicable to deductibles or self-insured retentions applicable to claims involving Friday's as an

additional insured. Any self-insured retentions in excess of $50,000 must be declared to and approved by Friday's.

11.3 Severability of Interest. Except with respect to the limits of insurance, Licensee's required insurance shall apply separately to each insured or additional insured.

11.4 Additional Insured. Friday's, its Affiliates, and their officers, directors, employees, and agents shall be included as additional insureds under such policies, with respect to liabilities arising out of both the ongoing and completed operations of Licensee. Such additional insured coverage shall be subject to the terms of ISO additional insured endorsement forms CG 2010 (ongoing operations) and form CG 2037 (products-completed operations) for CGL, or substitute form(s) providing equivalent coverage. Additional insured coverage afforded by Licensee's insurance policies shall be primary and non-contributing with respect to any insurance or self-insurance available to Friday's, its Affiliates, or their officers, directors, employees, and agents. Any other insurance or self-insurance maintained by Friday's, its Affiliates, or their officers, directors employees, and agents shall be excess of, and non-contributory with, the coverage afforded by Licensee's insurance policies.

11.5 Cross-Liability Coverage/Non-standard Restrictive Endorsements. All liability policies shall include cross liability coverage and a standard ISO separation of insureds provision, or its equivalent. No liability policy shall include or be endorsed to include any non-standard provisions restricting coverage for the named insured or the persons/entities required to be named as additional insureds under this Agreement, including but not limited to cross liability coverage exclusions or limitations.

11.6 Waiver of Subrogation. Licensee agrees to waive all rights of subrogation against and shall cause each of its third party manufacturers to waive all rights of subrogation against, Friday's, its Affiliates, and their officers, directors, employees and agents, with respect to any loss, damage, claims, suits or demands.

11.7 Hold Harmless. Licensee's maintenance of the insurance required hereunder shall in no way limit any obligation Licensee may have hereunder or otherwise to indemnify, reimburse, defend or otherwise hold Friday's, its Affiliates, and their officers, directors, employees, and agents harmless as provided herein or under the law. Licensee's failure to maintain the insurance required hereunder shall constitute a material breach of this Agreement.

11.8 Notice of Cancellation / Material Change / Nonrenewal. All insurance required within shall not be cancelled, materially altered or non-renewed without at least thirty (30) days' prior written notice from Licensee to Friday's.

11.9 Certificates of Insurance. Licensee will furnish certificate(s) of insurance to Friday's prior to the Marketing Date, showing compliance with the provisions of this Section 11. Such certificate shall set forth, minimally, the amount of insurance, the additional insured endorsement, the policy number, the date of expiration, and an endorsement that Friday's shall receive thirty (30) days written notice prior to termination, reduction or material modification of the coverage. The certificates shall bear an inked signature executed by a duly authorized representative of each insurer. Facsimile or photocopied certificates will not be acceptable. Renewal certificates are to be provided

to Friday's prior to the expiration of the required insurance policies. The certificate(s) of insurance shall be subject to approval of Friday's, but failure of Friday's to request such certificate or other evidence of Licensee compliance with insurance requirements, or failure of Friday's to identify deficiencies from evidence that is provided, shall in no way limit or relieve Licensee of its obligations to maintain such insurance. In the event Licensee has not provided its certificate of insurance as required herein, Friday's shall have the right to procure such coverage and charge the expense incurred to Licensee and/or terminate this Agreement. In no event will Licensee manufacture, offer for sale, sell, advertise, promote, ship and/or distribute Licensed Products prior to the receipt by Friday's of the certificates of insurance.

11.10 Indemnity Provisions. Nothing contained in this Section shall be deemed to limit, in any way, the indemnification provisions of this Agreement.

12. CONFIDENTIAL INFORMATION

12.1 Confidential Information. Confidential Information of either party (a "disclosing party") may have been or may be furnished to or learned by the other party (a "receiving party") in the course of their dealings under this Agreement, including during the discussions between the parties leading up to entry into this Agreement. Friday's and Licensee specifically acknowledge and agree that, except as specifically authorized in this Agreement or otherwise authorized in writing by the disclosing party, (i) a receiving party shall have no rights in or to the Confidential Information of the disclosing party; (ii) a receiving party shall at all times treat the Confidential Information of the disclosing party in a strictly confidential manner, and shall not disclose, divulge or permit others to disclose or divulge such Confidential Information; and (iii) a receiving party shall not use or permit others to use for their own account or benefit any of the Confidential Information of the disclosing party. Friday's Confidential Information includes this Agreement and the Exhibits thereto, the Licensed Materials to the extent they are Confidential Information, and Friday's communications with Licensee pursuant to this Agreement. Licensee's Confidential Information shall not include the Licensed Materials, Packaging, Advertising Materials, or any proposed presentation of the Marks (or any other mark suggested by Licensee to be used hereunder) created, suggested or furnished by Licensee and all such presentations shall be the sole and exclusive property of Friday's or its Affiliates.

12.2 Limited Disclosure. A receiving party may disclose Confidential Information of the disclosing party only to those of the receiving party's employees, manufacturers, distributors, creative agencies, advertising agencies, attorneys, accountants, other agents and representatives or, in the case of Friday's, its Affiliates (collectively, "Related Parties"), who have a need to know in the course of directly performing services for or in connection with this Agreement, and who have agreed in writing to comply with the terms and conditions of this Section 12 in the same manner as the parties are bound hereby, with each receiving party remaining responsible for the actions and disclosures of its Related Parties. Each receiving party will adopt and implement reasonable procedures prescribed from time to time by the disclosing party to prevent unauthorized use, disclosure of or access to the disclosing party's Confidential Information.

12.3 Disclosure to Authorities. In the event that any judicial or regulatory authority requests or requires disclosure of any Confidential Information of the other party, the receiving party

shall promptly notify the disclosing party of the requested or required disclosure and shall cooperate with the disclosing party in any effort to avoid or limit such disclosure.

12.4 Improper Disclosure. Each party shall promptly notify the other party if it becomes aware of any unauthorized use or disclosure (whether through negligence or otherwise) of any Confidential Information of the other party, and shall cooperate with the disclosing party's effort to remedy such disclosure. Each receiving party shall take timely and vigorous legal and other appropriate action at its expense against any Related Parties who either wrongfully use or wrongfully disclose any portion of the disclosing party's Confidential Information. In the event that the disclosing party is not reasonably satisfied that the receiving party's actions will adequately protect and preserve the confidential nature of its Confidential Information, the disclosing party shall have the right to take action against the Related Parties at the expense of the receiving party.

12.5 Duration. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section shall survive the expiration or termination of this Agreement or any license granted hereunder. The provisions of this Section shall be in addition to, and not in lieu of, any and all common law, statutory or other rights of confidentiality to which Friday's and Licensee may be entitled.

13. CUSTOMER SERVICE

13.1 Receipt and Reports. Licensee will provide high level of service to customers including retailers, exporters, resellers, consumers, and others, by receiving and documenting all customer returns, inquiries and complaints in a timely and appropriate fashion and in accordance with the guidelines of Exhibit G. Licensee shall provide Friday's with a monthly summary of all consumer returns, inquiries and complaints within twenty (20) days after the end of each month; provided, that any complaints suggesting or questioning whether any Licensed Product poses or may pose a health or safety risk, or is not complying or may not comply with any laws, rules, regulations or industry standards or practices, or made on behalf of an organization or an individual acting on behalf of an organization, shall be reported immediately to Friday's in writing.

13.2 Handling. Upon request by Friday's, Licensee shall advise Friday's in writing of the manner in which it proposes to handle and/or handled a particular complaint or group of complaints. Friday's shall have the right to respond to any consumer complaints or inquiries concerning the Licensed Products, Packaging or Advertising Materials, but such election shall not relieve Licensee of its indemnification obligations under Section 10. Friday's may forward to Licensee for handling any consumer complaints it may receive concerning the Licensed Products, Packaging, or Advertising Materials.

14. TERMINATION

14.1 Termination for Cause. Without prejudice to any other rights, Friday's shall have the right to terminate this Agreement for material breach, provided such failure is not corrected within thirty (30) days after written notice from the non-breaching party. Notwithstanding the foregoing, if such breach concerns unauthorized use of Licensed Materials or disclosure or use of Confidential Information, Friday's shall have the right to terminate this Agreement for material breach upon notice to the breaching party with no cure period.

14.2 Termination by Friday's. Without prejudice to any other rights, Friday's shall have the right to terminate this agreement as follows:

14.2.1 For failure to make payments due to Friday's or deliver Royalty Statements to Friday's, or failure to abide by the Customer Service requirements, Friday's may terminate this Agreement for material breach if such failure is not corrected within ten (10) days after written notice by Friday's.

14.2.2 If within a ninety (90) day period following the Marketing Date, or for any three (3) month period during the Term, Licensee does not, in Friday's sole discretion, diligently and commercially promote, distribute and sell all Licensed Products in Distribution Channels in any jurisdiction in the Territory, Friday's may terminate this Agreement for material breach upon ten (10) days' notice. Furthermore, until Licensee is commercially promoting, distributing, and selling all Licensed Products in all Distribution Channels throughout the Territory, if Licensee does not expand its promotion, distribution, and sale of all Licensed Products into at least one (1) new jurisdiction withing the Territory per year during the Term, Friday's may terminate this Agreement for material breach upon ten (10) days' notice, or may terminate the Agreement only as to certain Licensed Product (s), Distribution Channels or jurisdictions within the Territory pursuant to Sec. 14.3.

14.2.3 If Friday's or Licensee is ordered to withdraw, discontinue, remove or recall any Licensed Product from any of the Distribution Channels by a government or governmental agency, regulatory body, court or the like, or specifically in the case of Licensee, at the direction of Friday's as provided herein, Friday's may terminate this Agreement for material breach upon ten (10) days' notice.

14.2.4 If Licensee or its agents, manufacturers or subcontractors engaged in the production, manufacture or distribution of the Licensed Product, fails any audit, or any health or quality inspection of a third party agency or Friday's conducted under this Agreement, Friday's may terminate this Agreement for material breach if such failure is not corrected within ten (10) days after written notice by Friday's.

14.2.5 If Licensee fails to obtain or maintain all insurance in the amount and/or the type provided for under Section 11, Friday's may terminate this Agreement for material breach if such failure is not corrected within ten (10) days after written notice by Friday's.

14.2.6 If during any continuous twelve (12) month period Friday's gives more than two (2) termination notices to Licensee pursuant to this Section, regardless of subsequent cure by Licensee, Friday's may terminate this Agreement for material breach upon ten (10) days' notice.

14.2.7 If Licensee discontinue its business, files or has filed against it a petition in bankruptcy, reorganization or for the adoption of an arrangement under any present or future bankruptcy, reorganization or similar law (which petition is not dismissed within ninety (90) days after the filing date), makes an assignment for the benefit of its creditors or is adjudicated bankrupt, or a receiver, trustee, liquidator or sequestrator of all or substantially all of Licensee's property is

appointed, or any secured creditor of Licensee exercises or purports to exercise any right or remedy as a secured creditor with respect to any collateral consisting, in whole or in part, of any of the Licensed Products or any of the results, products or proceeds thereof or otherwise that would hinder, impair, prevent or delay Licensee's ability to timely and properly pay, perform and discharge all of its obligations and liabilities to Friday's hereunder, Friday's may terminate this Agreement for material breach upon ten (10) days' notice. This Section shall be applicable if Licensee or its directors, officers, shareholders, partners, managers or other persons or entities having the right to do so shall take any action in contemplation of bankruptcy, reorganization, dissolution or liquidation of Licensee or any other action referred to hereinabove.

14.2.8 For a Change of Control, as provided in Section 16.4.

14.2.9 In the event, in Friday's sole discretion, this Agreement or Licensee's performance in compliance with this Agreement negatively impacts Friday's brand and/or restaurant sales, Friday's may terminate this Agreement upon thirty (30) days' written notice to Licensee; provided that any such termination by Friday's shall not subject Licensee to the payment of Minimum Guarantees that would otherwise be due under Section 14.5.2 hereof, but will not impact any indemnification obligations of Licensee under this Agreement.

14.2.10 If Licensee fails to pay $450,000 to Licensor by December 15, 2024, in satisfaction of a portion of the debt accrued by its predecessor in interest, Ennoble Beverages, Inc., pursuant to the Agreement for Repayment of Debt between Licensee and Friday's dated April 19, 2024.

14.3 Termination for Certain Licensed Product(s). If Friday's has the right to terminate as provided in this Section 14, Friday's may elect, in its sole discretion, to terminate the Agreement only as to certain Licensed Product(s), Distribution Channels or jurisdictions within the Territory; provided that, in such case, the Agreement as to the non-terminated Licensed Product(s), Distribution Channels or jurisdictions within the Territory shall remain in full force and effect, and Friday's shall have all rights and remedies under this Agreement with respect to the terminated Licensed Product(s), Distribution Channels or jurisdictions within the Territory, including prorated portions of the Minimum Guarantee.

14.4 Sell-Off Period. Upon termination or the expiration of this Agreement, Licensee shall promptly provide Friday's with an accurate inventory of all Licensed Products and Advertising Materials in inventory or in the process of manufacture as of the date of termination or expiration. Friday's may, in its sole discretion, allow Licensee to sell for a period of three (3) months immediately following expiration or termination, reasonable volumes of the Licensed Products (such reasonable volume shall not be materially different from historic sales and inventory levels) in inventory or in the process of manufacture as of the date of termination or expiration. Notwithstanding the foregoing, in the event of a termination hereof by reason of Licensee's default with respect to Licensee's (i) use or presentation of the Marks, or (ii) production of Licensed Products which do not meet the standards set forth in this Agreement, all rights of Licensee hereunder shall immediately terminate and Licensee shall have no right to sell any remaining inventory bearing the Marks (including work in process), all of which shall be destroyed by Licensee, and certified by Licensee to Friday's as destroyed. Any such sales shall be subject to

payment of all Earned Royalties and a prorated portion of the Minimum Guarantee, and shall comply with all terms of this Agreement. Any such sales during the sell-off period shall be on a non-exclusive basis and shall only be permitted in the following Distribution Channels: traditional department, mid-tier and specialty stores, mass merchant retail establishments, warehouse clubs, grocery stores, national drug store chains, and convenience stores. Upon termination or the expiration of any sell-off period, Licensee shall promptly provide Friday's with an accurate inventory of all Licensed Products and Advertising Materials in inventory or in the process of manufacture as of the end of the sell-off period, and shall offer up any such remaining Licensed Products and Advertising Materials for Friday's to purchase at Licensee's cost, in Friday's sole discretion.

14.5 Effect of Termination or Expiration.

14.5.1 Rights and Obligations. Termination of the Agreement under the provisions of this Section 14 shall be without prejudice to any rights or claims which Friday's may otherwise have against Licensee. Notwithstanding any termination or expiration of this Agreement, Friday's shall have and hereby reserves all rights and remedies which it has or which are granted to it by operation of law, including rights to enjoin the unlawful or unauthorized use of the Licensed Products or the Advertising Materials.

14.5.2 Amounts Due. Upon expiration or termination of this Agreement, or upon completion of any sell-off period, all payments and statements shall become immediately due and payable, including balances due on all Minimum Guarantees for the Term.

14.5.3 Cease Use and Rights Revert. Upon expiration or termination of this Agreement, or upon completion of any sell-off period, Licensee will immediately discontinue making any representations regarding its status as a licensee of Friday's; will immediately cease conducting any activities with respect to the production, sale, distribution, promotion or advertising of the Licensed Products; will immediately cease all use of the Advertising Materials and will not use the Licensed Products, Advertising Materials or Licensed Materials thereafter, and all rights granted to Licensee hereunder will automatically terminate and revert to Friday's and its Affiliates.

14.5.4 Deliver Property. Upon the expiration or any termination of this Agreement, or upon completion of any sell-off period, each receiving party, for itself and its Related Parties, will promptly destroy or deliver to the disclosing party all written and other tangible originals and copies of the Confidential Information of the disclosing party in its possession or control, and Licensee also shall destroy or deliver to Friday's any other materials bearing the Licensed Materials, without retaining any copies thereof, and shall provide certification of such destruction or delivery by an officer of such party to the disclosing party upon its request.

14.5.5 Disposition of Licensed Products and Advertising Materials. Upon the expiration or any termination of this Agreement, or upon completion of any sell-off period, all unsold Licensed Products and unused Advertising Materials or Packaging remaining in Licensee's or its Related Parties' possession or control shall be destroyed by Licensee within ten (10) days, and Licensee shall promptly provide certification of such destruction by an officer of Licensee to Friday's.

14.5.6 Survival. Any provision that, by its nature, survives termination or expiration of this Agreement, will survive termination or expiration. All rights of action arising from or related to this Agreement that accrue during the Term, and any remedies for such claims, both legal and equitable, will survive termination or expiration of this Agreement.

15. REMEDIES

15.1 Friday's Remedies. Any breach of this Agreement by Licensee, or any third party acting on its behalf, may cause irreparable injury for which Friday's shall be entitled to specific performance and injunctive or other equitable relief, in addition to any other remedies. The parties agree to waive any requirement for the securing or posting of any bond in connection with such remedy. In the event Friday's has provided Licensee with a notice of default and Licensee has failed to meet the applicable cure period specified herein, Licensee will not raise the defense of an adequate remedy at law in any such proceeding. Licensee acknowledges and agrees that the provisions of this Section are reasonable, necessary and commensurate with the need to protect Friday's against irreparable harm and to protect its legitimate and proprietary business interests and property.

15.2 Licensee's Remedies. Licensee hereby acknowledges and agrees that, in the event of any breach of this Agreement by Friday's, Licensee's sole remedy shall be to seek any actual damages suffered as a result of such breach, and Licensee hereby expressly waives any right to seek injunctive or other equitable relief that would delay, hinder or otherwise interfere with Friday's exploitation of the Licensed Materials.

15.3 Rights Cumulative. Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

16. ASSIGNMENT

16.1 No Assignment. Licensee may not assign, transfer, mortgage, pledge, hypothecate or otherwise encumber this Agreement to any third party or assignee, nor may Licensee sublicense or dispose of in any form whatsoever any of the rights granted hereby or obligations incurred herein, except as provided in Section 16.2 below or with Friday's prior written approval. No assignment shall release Licensee from its obligations to perform any of its duties and obligations under this Agreement. Any assignment, transfer, sublicense or delegation made by Licensee without Friday's prior written approval, except as permitted herein, shall be void ab initio and constitute a material breach of this Agreement. A Change of Control of Licensee shall constitute an assignment of the rights under this Section requiring Friday's prior approval.

16.2 Manufacturers and Agents. Notwithstanding the restrictions imposed by Section 16.1 above, Licensee may enter into agreements with third party manufacturers as provided in Section 2.6 and with agents to assist in the sale, distribution, advertising and promotion of the Licensed Products as permitted hereunder. Licensee shall impose upon all such third parties quality controls and all other obligations regarding the manufacture, sale and distribution of the Licensed Products imposed upon Licensee pursuant to this Agreement. Licensee shall be liable for the breach by any such third party of the terms hereof or the improper or unauthorized use, production, manufacture, or distribution of the Licensed Products, Licensed Materials, or Confidential

Information by any such third party as if such breach or unauthorized use was committed by Licensee.

16.3 Assignment by Friday's. Friday's may assign this Agreement, or any of its rights or obligations herein, to any person or entity without Licensee's consent; provided, that any such assignment shall not affect Licensee's rights hereunder.

16.4 Change of Control. In the event of a Change of Control, Friday's shall have the right to terminate this Agreement upon thirty (30) days' notice to Licensee upon the earlier of (a) Friday's receipt of notice of an impending Change of Control of Licensee, or (b) the actual Change in Control, if the new owner or ownership (i) is a direct competitor to Friday's (e.g., Brinker International, Darden Restaurants, Applebee's, Ruby Tuesday's, Buffalo Wild Wings, or any other casual dining restaurant chain within the Territory), (ii) engages in the manufacture or distribution of tobacco, firearms or defense equipment, or (iii) engages in a business practice that would have a material detrimental effect on the sales or reputation of Friday's, its Affiliates, franchisees or restaurant locations, in Friday's sole discretion. In the event that Friday's does not terminate this Agreement under the foregoing sentence, within ninety (90) days of transaction or consummation of the Change of Control, Friday's may require a full business plan and in-person meeting with the senior management personnel of Licensee to ensure that the Licensed Products will receive the same degree of business focus as they received before the Change of Control. Friday's has the right to modify the business plan presented by Licensee as long as such modification is in accordance with this Agreement. In the event Licensee's post-Change of Control senior management fails to comply with such request, or does not agree to Friday's modification to the business plan, Friday's will have the right to terminate this Agreement upon notice to Licensee.

16.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their permitted successors or permitted assignees.

17. FORCE MAJEURE

Neither party shall be liable for any delay or failure of performance caused solely by reason of Acts of God, pandemic, civil commotion, riot, strike, moratorium, war, or revolution; provided, that Friday's may terminate this Agreement in the event that such delay or failure of performance continues for more than one hundred twenty (120) days. Nothing herein shall excuse any delay in the payment of any amounts (including payment of any royalties or Minimum Guarantee) due hereunder.

18. DISPUTE RESOLUTION

18.1 Good Faith Negotiation/Senior Representatives. In the event of any dispute or difference arising out of or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle such disputes or differences in good faith negotiations, keeping in mind their mutual interests, in order to reach a just and equitable resolution of the dispute or difference satisfactory to both parties. Either party may make a written request to the other by sending notice thereof for a meeting to resolve the parties' differences of senior representatives who have authority to settle the dispute or difference and who are at a higher level of management than

the persons with direct responsibility for administration of this agreement. The receiving party shall respond to such notice. The notice and response shall include (a) a statement of that party's position and a summary of arguments supporting that position, and (b) the name and title of the party representative and of any other person who will accompany the representative. Such meeting shall take place within fifteen (15) days of receipt of such notice at a time and location acceptable to both parties. All negotiations pursuant to this section are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

18.2 Conciliation/Mediation. If within thirty (30) days after a meeting of the senior representatives who have authority to settle the dispute or difference, the parties have not succeeded in negotiating a resolution of the dispute or difference or if the parties failed to meet, the parties shall endeavor to settle the dispute by mediation under the International Institute for Conflict Prevention & Resolution ("CPR") mediation procedure in effect on the date of this agreement. Unless otherwise agreed, the parties will select a mediator from the CPR panels of distinguished neutrals. The fees of the neutral shall be shared equally by the parties.

18.3 Arbitration.

18.3.1 Any dispute arising out of or relating to this agreement, including the breach, termination or validity thereof, which has not been resolved by mediation as provided herein within forty-five (45) days after initiation of the mediation procedure, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration in effect on the date of this agreement, by a sole arbitrator; provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq., and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Dallas, Texas. The laws of the state of Texas without regard to its conflicts of law principles shall govern the construction and interpretation of this agreement.

18.3.2 Notwithstanding the provisions of this Section 18, Friday's may seek specific performance or injunctive or other equitable relief as provided in Section 15.1. The arbitrator shall not have authority to award punitive damages. Documentary discovery may be ordered in the discretion of the arbitrator, but in no event may depositions be taken.

18.3.3 Each party shall bear its own costs and attorneys' fees, and the parties shall share equally the fees and expenses of the arbitrator. The arbitrator's decision and award shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

18.3.4 If any party files a judicial or administrative action asserting claims subject to arbitration, as prescribed herein, and the other party successfully stays such action and/or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees.

19. PUBLIC STATEMENT; INDEPENDENT CONTRACTORS

19.1 No Public Disclosure. Neither party shall make any public statement, announcement or disclosure to third parties concerning the existence of this Agreement or its terms, the business relationship between the parties or the transactions contemplated hereby, without the prior written approval of the other party.

19.2 Independent Contractors. The parties hereto are independent contractors. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other.

19.3 No Liability for Acts of Other Party. Except as expressly authorized in writing, neither Friday's nor Licensee shall make any express or implied agreements, warranties, guarantees or representations that their relationship is other than that of licensor and licensee, as set forth in this Agreement, and neither Friday's nor Licensee shall be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized by such party in writing. Neither party shall incur any debt in the name of or on behalf of the other. Friday's shall not be obligated for any damages to any person or property directly or indirectly arising out of the business of Friday's authorized by or conducted pursuant to this Agreement.

19.4 Friday's Not Engaged in Business. Friday's shall not be considered to be engaged in or doing business in (country) or in any political subdivision thereof by virtue of being a party to this Agreement.

19.5 No Obligation to Purchase. The parties expressly acknowledge that there is no agreement or understanding between them with respect to the sale to or use by Friday's of any product manufactured and sold by Licensee and that this Agreement is not intended to, nor will it, induce or require the purchase by Friday's of Licensee's products or the Licensed Products or exclude the purchase by Friday's of products produced by any other supplier.

19.6 No Benefits. In connection with its performance of this Agreement, neither party will make any payments to, or confer or offer to confer any benefits upon, any employee, agent or fiduciary of the other party or of any third party, including any government agency or instrumentality thereof, with the intent to influence the conduct of such employee, agency or fiduciary in relation to the business or affairs of such party or of a third party in connection with this Agreement.

20. GOVERNING LAW; JURISDICTION

This Agreement and the legal relationship between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to conflicts of law principles. Both parties consent to personal jurisdiction in the state and federal courts located in the State of Texas and agree that any action under this Agreement will be brought exclusively in the state or federal courts of Dallas County, Texas. The prevailing party in any legal proceeding or litigation shall be entitled to seek reimbursement of its fees and costs from the non-prevailing party.

21. MISCELLANEOUS

21.1 Notices. All notices, consents, requests, instructions, approvals and other communications (collectively "Notice") required or allowed hereby or provided for herein must be made in writing and shall be deemed duly given for all purposes (1) on the date of delivery, if delivered personally or by overnight courier delivery; (2) on the date of transmission by facsimile or email transmission service, provided a confirmation copy is also sent no later than the next business day by postage paid, return receipt requested first-class mail; or (3) five (5) Business Days after the date of deposit in the United States mail, return receipt requested, postage prepaid. All notices, statements and payments to be sent to the parties hereunder shall be addressed to the parties at the addresses set forth below or at such other address as the parties shall designate in writing from time to time.

If to Friday's:	TGI Friday's Inc. 19111 Dallas Parkway, Suite 165 Dallas, Texas 75287 Attention: General Counsel Email: LegalNotices@fridays.com
If to Licensee:	Artisan Beverages Inc. 2140 South Dupont Highway Camden, Delaware 19934 Attention: Brian Johnston

21.2 Complete Agreement. This Agreement (including the attached Exhibits) sets forth the entire agreement of the parties hereto and there exists no other written or oral agreement or understanding concerning the subject matter hereof. This Agreement may not be modified except by a written instrument signed by Friday's and Licensee.

21.3 Non-Waiver. No waiver by either party, whether express or implied, of any provision in this Agreement, or of any breach or default, shall constitute a continuing waiver of such provision or of any other provisions of this Agreement. No waiver of any of the provisions of this Agreement shall be valid unless in writing signed by the party against whom the waiver is sought to be enforced.

21.4 Severability. If any term, clause or provision of this Agreement should be held or judged by a court or authority having jurisdiction over the parties or over this Agreement to be

illegal, invalid or unenforceable, such unenforceable term, clause or provision shall not affect the validity of any other terms, clauses or provisions of this Agreement.

21.5 Third-Party Beneficiaries. Nothing in this Agreement shall entitle any person, other than the parties to this Agreement and their respective successors and permitted assignees, to any claim, cause of action, remedy or right of any kind under this Agreement. Both Licensor and Licensee hereby acknowledge and agree that TGI Fridays Franchisor, LLC and any party entitled to exercise TGI Fridays Franchisor, LLC's rights shall be a third-party beneficiary of the rights (but none of the duties, obligations or liabilities) of TGI Friday's Inc. arising hereunder.

21.6 Descriptive Headings and References. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. All references herein to the masculine, neuter or singular shall be construed to include masculine, feminine, neuter or plural.

21.7 No Strict Construction. The language used in this Agreement will be deemed the language chosen by the parties hereto to express their mutual intent, each having an equal opportunity to participate in the drafting of the provisions hereof. Accordingly, in the construing of this Agreement, neither party shall be presumed or deemed to be the "drafter" or "preparer" hereof and no rule of strict construction will be applied against any party.

21.8 Counterparts and Binding Effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. Facsimile or scanned copies of the parties' signatures shall be as binding as originals.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

FRIDAY'S:

TGI FRIDAY'S INC.,
A New York corporation
By: Jennifer Rote
Name: Jennifer Rote
Title: SVP, General Counsel

LICENSEE:

ARTISAN BEVERAGES, INC.,
A Delaware corporation
By: Brian Johnston
Name: Brian Johnston
Title: CEO

Exhibits:

Exhibit A - **Marks**

Exhibit B - **Subcontractor Agreement**

Exhibit C - Standards of Manufacturing Practices

Exhibit D - Form of Royalty Statement

Exhibit E - Artwork Assignment Agreement

Exhibit F - Friday's Brand Guide

Exhibit G - Licensee Approval and Expectations Manual

Exhibit H - Continuing Pure Food Guarantee

Exhibit I - Finished Product Specification

Exhibit J - Friday's QA General Requirements

Exhibit K - Licensee's Intellectual Property Created Prior to the Effective Date

EXHIBIT A

MARKS

Trademark	Image	Class(es)	Status	Country	Reg Date	Reg #
Argentina						
TGI FRIDAYS and Design (Brick)		29	Registered	Argentina	Nov 4 2015	2765866
TGI FRIDAYS and Design (Brick)		30	Registered	Argentina	Nov 4 2015	2765867
TGI FRIDAYS and Design (Brick)		43	Registered	Argentina	Nov 4 2015	2765868
Belize						
TGI FRIDAYS and Design (Brick)		29, 43	Registered	Belize	Apr 27 2015	11363.14
Brazil						
TGI FRIDAYS and Design (Brick)		25	Registered	Brazil	Jun 28 2016	840657870
TGI FRIDAYS and Design (Brick)		33	Registered	Brazil	Jun 28 2016	840657951
TGI FRIDAYS and Design (Brick)		43	Registered	Brazil	Jun 28 2016	840658117
TGI FRIDAYS and Design (Brick)		29	Registered	Brazil	Jan 2 2018	908638159
TGI FRIDAYS and Design (Brick)		30	Registered	Brazil	Jan 2 2018	908638230
Canada						
TGI FRIDAYS and Design (Brick)			Registered	Canada	Oct 4 2018	TMA1006115
Chile						
TGI FRIDAYS and Design (Brick)		43	Registered	Chile	Jun 19 2014	1106030
TGI FRIDAYS and Design (Brick)		25	Registered	Chile	Jun 19 2014	1106122
TGI FRIDAYS and Design (Brick)		33	Registered	Chile	Jun 19 2014	1106032
TGI FRIDAYS and Design (Brick)		32	Registered	Chile	Jun 19 2014	1106034

TGI FRIDAYS and Design (Brick)		29, 30	Registered	Chile	Aug 19 2015	1176190
Colombia						
TGI FRIDAYS and Design (Brick)		43	Registered	Colombia	Oct 17 2014	505226
TGI FRIDAYS and Design (Brick)		29, 30	Registered	Colombia	Sep 16 2013	1207015
Cuba						
TGI FRIDAYS and Design (Brick)		29, 30, 33, 43	Registered	Cuba	Sep 16 2013	1207015
Dominican Republic						
TGI FRIDAYS and Design (Brick)		29, 30	Registered	Dominican Republic	Oct 1 2015	224640
TGI FRIDAYS and Design (Brick)		43	Registered	Dominican Republic	Oct 1 2015	224892
Ecuador						
TGI FRIDAYS and Design (Brick)		43	Registered	Ecuador	Jul 3 2014	2357-14
TGI FRIDAYS and Design (Brick)		29	Registered	Ecuador	May 10 2019	2019_TI_ 4609
TGI FRIDAYS and Design (Brick)		30	Registered	Ecuador	Jul 28 2017	IEPI-2017TI7878
Jamaica						
TGI FRIDAYS and Design (Brick)		29, 30	Registered	Jamaica	May 17 2016	67755
TGI FRIDAYS and Design (Brick)		43	Registered	Jamaica	May 17 2016	67756
Mexico						
TGI FRIDAYS and Design (Brick)		29	Registered	Mexico	Jan 16 2014	1426849
TGI FRIDAYS and Design (Brick)		30	Registered	Mexico	Jan 14 2015	1506145
TGI FRIDAYS and Design (Brick)		32	Registered	Mexico	Jan 22 2014	1428637
TGI FRIDAYS and Design (Brick)		33	Registered	Mexico	Jan 22 2014	1428638
TGI FRIDAYS and Design (Brick)		43	Registered	Mexico	Jan 22 2014	1428639
TGI FRIDAYS and Design (Brick)		35	Registered	Mexico	May 14 2015	1538142
Panama						

TGI FRIDAYS and Design (Brick)		29	Registered	Panama	Feb 4 2015	233675-01
TGI FRIDAYS and Design (Brick)		43	Registered	Panama	Feb 9 2015	233677-01
TGI FRIDAYS and Design (Brick)		30	Registered	Panama	May 9 2016	242881-01
Peru						
TGI FRIDAYS and Design (Brick)		43	Registered	Peru	Dec 27 2013	79942
TGI FRIDAYS and Design (Brick)		29	Registered	Peru	Mar 25 2015	222669
TGI FRIDAYS and Design (Brick)		30	Registered	Peru	Dec 15 2016	244892
Puerto Rico						
TGI FRIDAYS and Design (Brick)		32	Registered	Puerto Rico	Jan 26 2016	208203
TGI FRIDAYS and Design (Brick)		33	Registered	Puerto Rico	Jan 26 2016	208202
Trinidad & Tobago						
TGI FRIDAYS and Design (Brick)		29, 30	Registered	Trinidad & Tobago	Feb 24 2017	49915
TGI FRIDAYS and Design (Brick)		42	Registered	Trinidad & Tobago	Feb 24 2017	49916
United States of America						
TGI FRIDAYS and Design (Brick)		43	Registered	United States of America	Jun 3 2014	4,544,761
TGI FRIDAYS and Design (Brick)		9	Registered	United States of America	Jun 3 2014	4544763
TGI FRIDAYS and Design (Brick)		16	Registered	United States of America	Jun 10 2014	4,548,896
TGI FRIDAYS and Design (Brick)		25	Registered	United States of America	Jun 3 2014	4,544,764
TGI FRIDAYS and Design (Brick)		29	Registered	United States of America	Nov 29 2016	5091411
TGI FRIDAYS and Design (Brick)		30	Registered	United States of America	Dec 6 2016	5095702
TGI FRIDAYS and Design (Brick)		32	Registered	United States of America	Nov 29 2016	5,091,412

TGI FRIDAYS and Design (Brick)		33	Registered	United States of America	Nov 29 2016	5091413
TGI FRIDAYS and Design (Brick)		35	Registered	United States of America	Dec 16 2014	4,656,922
Venezuela						
TGI FRIDAYS and Design (Brick)		43	Registered	Venezuela	Jul 8 2016	S-063333
TGI FRIDAYS and Design (Brick)		30	Registered	Venezuela	Jul 8 2016	P-352739
TGI FRIDAYS and Design (Brick)		29	Registered	Venezuela	Jul 8 2016	P-352740

*WebTMS Infinity 53 Records Printed By KimMiller: Mar 1 2024 - 18:00:15 - Criteria: Trademark = *brick* + Country in "Argentina", "Belize", "Brazil", "Canada", "Cayman Islands", "Chile", "Colombia", "Cuba", "Dominican Republic", "Ecuador", "Haiti", "Jamaica", "Mexico", "Panama", "Peru", "Puerto Rico", "Trinidad & Tobago", "United States of America", "Venezuela" + EUTM = Yes + OAPI = Yes + Active / Inactive = Active - END OF REPORT*

All registrations and applications are held in the name of Friday's or its Affiliates.

EXHIBIT B

SUBCONTRACTOR AGREEMENT

This Subcontractor Agreement ("Agreement") is between ________________________ ("Licensee"), a licensee of TGI FRIDAY'S INC. ("Friday's"), a New York corporation, and ________________________("Subcontractor"), Licensee's independent contractor, whose address is _________________________________, who is licensed to manufacture or produce products which will bear or otherwise incorporate the trademarks owned by Friday's or its Affiliates ("Marks"). Hereinafter such licensed products shall be referred to as "Licensed Products".

Subject to the terms and conditions of the License Agreement between Licensee and Friday's (the "License"), Subcontractor may produce the following Licensed Product(s) (as defined in the License) for sale and/or distribution only to Licensee: ______________. Any other use, production, distribution, and/or sale of the Licensed Products may not be made unless with the prior written authorization of Friday's.

Subcontractor acknowledges that the Marks, copyrights, concepts, artworks, designs, images, tags, labels, packaging, hang tags, photographs, verbiage, recipes formulas, ingredient combinations, flavor profiles, storage requirements, or the like used in association with the Licensed Product, are Friday's or its Affiliates' sole and exclusive property. Subcontractor agrees not to contest the validity or distinctiveness of any of the Marks, assert ownership in any of the foregoing rights, or use any names or materials that are confusingly or substantially similar. Subcontractor recognizes the goodwill associated with the Marks, and agrees that any use of the Marks shall inure to the sole and exclusive benefit of Friday's and its Affiliates. Subcontractor agrees that any materials or information it receives relating to Friday's or the Licensed Products shall be deemed Confidential Information of Friday's and shall be protected as such.

All Licensed Products manufactured or produced by Subcontractor for Licensee shall be subject to all of the terms and conditions of the License, this Agreement and Friday's Standards of Manufacturing Practices, attached as Attachment 1 to this Agreement.

Subcontractor shall maintain separate, complete and accurate records of all activities and transactions arising out of the manufacture, distribution, sale and shipment of the Licensed Products ("Records"). Such Records shall be made available for inspection and audit by Friday's or its designee during normal business hours. Subcontractor agrees that its facilities, plants, premises, and manufacturing procedures and protocols shall be made available for inspection and audit by Friday's or its designee during normal business hours to verify Subcontractor's compliance with the License and Friday's quality standards.

Subcontractor acknowledges and agrees that if it violates any term or condition of this Agreement, its right to continue using any Marks or rights of Friday's or its Affiliates shall cease immediately and permanently, that irreparable injury to Friday's shall occur if Subcontractor's use continues, and that Friday's shall be entitled to temporary, preliminary and permanent injunctive relief, plus an award for damages, costs and reasonable attorneys' fees arising from any such violation.

This Agreement shall automatically terminate upon termination of the License Agreement unless sooner terminated by Licensee or Friday's upon written notice to Subcontractor.

SUBCONTRACTOR:	LICENSEE:
______________________	______________________
By:____________________	By: ____________________
Date:__________________	Date:__________________

EXHIBIT C

STANDARDS OF MANUFACTURING PRACTICES

Overview
In order to maintain high standards for decent and humane working conditions in the manufacturing operations of TGI FRIDAY'S INC. ("Friday's) or its licensees, Friday's has established specific guidelines for its licensees' manufacturing subcontractors around the world. Friday's supplier selection process requires all factories with which Friday's or its licensees contracts to operate in compliance with local laws and, in addition, to meet these *Standards of Manufacturing Practices* through a monitored certification process.

Friday's believes that the following set of standards will ensure that decent and humane working conditions are provided to the employees of the factories with which Friday's or its licensees contracts. Where a factory is found to be in violation of the *Standards,* corrective action will be initiated and unless the violation is promptly corrected, Friday's may require the licensee to cease to do business with the offending factory. Friday's believes that consumers can have confidence that products manufactured in compliance with these standards are not produced under exploitative or inhumane conditions.

Standards of Practice

Forced Labor
MANUFACTURER certifies that it does not use any forced labor - prison, indentured, bonded or otherwise.

Child Labor
MANUFACTURER certifies that no person shall be employed in any factory at an age younger than 15 (or 14 where the law of the country of manufacture allows) or younger than the age for completing compulsory education in the country of manufacture where such age is higher than 15.

Harassment or Abuse
MANUFACTURER certifies every employee shall be treated with respect and dignity. No employee shall be subject to any physical, sexual, psychological or verbal harassment or abuse.

Nondiscrimination
MANUFACTURER certifies that no person shall be subject to any discrimination in employment, including hiring, salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, gender, age, disability, sexual orientation, nationality, political opinion, or social or ethnic origin.

Health and Safety
MANUFACTURER certifies that workers will be provided a safe and healthy working environment to prevent accidents and injury to health arising out of, linked with, or occurring in the course of work or as a result of the operation of contractors' facilities.

Freedom of Association and Collective Bargaining
MANUFACTURER certifies that employees' rights to freedom of association and collective bargaining will be recognized and respected.

Wages and Benefits
MANUFACTURER certifies that employees will be paid at least the minimum wage required by local law, or the prevailing industry wage, whichever is higher.

Hours of Work/Overtime
MANUFACTURER certifies that it complies with regulations concerning work hours mandated by local laws and uses overtime only when employees are compensated according to local law. MANUFACTURER further certifies that it will not allow employees to exceed the maximum number of overtime hours provided by local law.

Benefits
MANUFACTURER certifies that it complies with all provisions for legally-mandated benefits, including but not limited to health care; child care; sick leave; contributions for social security; life, health, worker's compensation and other insurance mandated by local law.

Environment
MANUFACTURER certifies that it complies with applicable country environmental regulations.

Documentation and Inspection
MANUFACTURER agrees to:

(A) Certify to Friday's on an annual basis in writing that each of the above-listed *Standards* is being met.
(B) Consent to and permit two (2) unannounced surprise inspections of each factory by Friday's representatives per year.
(C) Consent to and permit inspections and audits of its factories, facilities, plants and premises by Friday's or its representatives.
(D) Maintain on file such documentation as may be needed to demonstrate compliance with these *Standards of Manufacturing Practices.*
(E) Make these documents available in the English language to Friday's for audit inspection upon request.
(F) Provide employees with the opportunity to report noncompliance with the workplace standards outlined herein, free from punishment or prejudice for so doing.
(G) Post the *Standards* in the language of the country of manufacture in a common area accessible by all employees.

EXHIBIT D

FORM OF ROYALTY STATEMENT

[see next page]

LICENSEE NAME:
LICENSOR NAME:
CONTRACT #:
REPORTING PERIOD: MM/DD/YY TO MM/DD/YY
TERRITORY:
CATEGORY:
ROYALTY RATE: 0.00%

ROYALTY REPORT FORM -- US BASED LICENSEES

Sku#	Description	Price/Unit	Net Units Sold	Gross Sales	Sales Returns/ Allowances	Net Sales	Total Royalties
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
				0.00	0.00	0.00	0.00
TOTAL			0	$0.00	$0.00	$0.00	$0.00

Total Net Sales	$0.00
x Royalty Rate	0.0%
Royalties Due	0.00
Less Advances	(0.00)
Total Royalties Due	$0.00

Signature of Authorized Officer Certifying Forgoing to be accurate ____________________

Name: ____________________

Title: ____________________

EXHIBIT E

ASSIGNMENT AGREEMENT

IN CONSIDERATION OF Ten Dollars ($10.00) and other good and valuable consideration paid or to be paid to ______________________________ (the "Contractor") by ____________________("Company"), the parties hereto agree as follows:

(a) Contractor represents and warrants that Contractor will create all ________________ to be submitted by Contractor hereafter to Company, including, without limitation, all ________________ and ________________ done and to be done in connection with a property of ______________________ known as ______________________. (All such materials created by Contractor and all drafts, outlines, and other preparatory materials shall collectively be called the "Work" herein). Contractor warrants and represents that the Work shall be original to Contractor, owned exclusively by Contractor, and shall not infringe the rights of any third parties.

(b) The Work is and shall be considered a "work made for hire" (as defined in the United States Copyright Act, 17 U.S.C. § 101 et seq., as amended, and as otherwise defined under applicable copyright laws, if laws of a jurisdiction other than the United States apply) for ________________and ____________________ owns and shall own all right, title and interest in and to the Work and the results and proceeds of Contractor's services rendered in connection therewith, including, without limitation, all copyrights and renewals and extensions of copyright therein.

(c) To the extent that any such ownership in such Work does not vest in ______________ as a "work made for hire", Contractor hereby assigns and transfers in whole to _______________, all right, title, and interest in and to such Work and the results and proceeds thereof to the extent that Contractor has, had, or will have any interest therein, including without limitation, all intellectual property rights, copyrights and renewals and extensions of copyright therein in all media whether known or unknown throughout the world in perpetuity.

(d) The Work may be registered for copyright in the name of ______________________, and __________________ shall own and possess all physical material in which or on which the Work is embodied or reproduced, by or on behalf of Contractor. _________ shall have the exclusive right forever throughout the universe to change, adapt, modify, use, combine with other material, and otherwise exploit the Work in all media and by all means, whether now known or hereafter invented or developed. Contractor hereby waives any and all claims that Contractor may have now or may hereafter have in any jurisdiction to so-called "moral rights" or "droit moral" with respect to the Work, and to the results and proceeds thereof.

(e) Any further compensation paid or to be paid to Contractor for services rendered in connection with the Work shall be described in a separate writing or writings. This Agreement shall constitute the entire understanding between the parties. This Agreement

may not be altered, modified or changed in any way without the express written consent of both parties and shall be construed in accordance with the laws of the State of New York applicable to agreements executed and wholly performed therein without regard to conflicts of laws principles.

(f) When requested by Company, or _______________, Contractor shall perform all such acts and things and sign all documents and certificates which the Company or __________ may reasonably request in order to carry out the intent and purpose of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

COMPANY:	CONTRACTOR:
BY:___________________________	BY:
ITS: ___________________________	ITS:
DATE: ________________________	DATE:

If Contractor is an Individual:

ACKNOWLEDGEMENT

STATE OF __________
)
COUNTY OF __________)

Be it remembered on this ____ day of ____, 2___, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in said county and state, personally appeared ___________________, to me known or proved to me on the basis of satisfactory evidence, who being by me duly sworn according to law, on his/her oath does depose and make proof of my satisfaction that he/she is Assignor in the foregoing instrument, and that he/she signed and delivered the instrument as his/her voluntary act and deed.

____
Notary Public in said Jurisdiction

If Contractor is an Entity:

ACKNOWLEDGEMENT

STATE OF _________
)
COUNTY OF ________)

Be it remembered on this ____ day of ____, 2___, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in said county and state, personally appeared __________, to me known, who being by me duly sworn according to law, on his/her oath does depose and make proof of my satisfaction that h/she was at the time of the execution thereof the _________ of ________________, the assignor in the foregoing instrument; and that h/she signed and delivered the instrument as the voluntary act and deed of said corporation, by virtue of his/her authority.

____
Notary Public

EXHIBIT F

FRIDAY'S BRAND GUIDE

[separate document on following pages]

EXHIBIT G

LICENSEE APPROVAL AND EXPECTATIONS MANUAL

1. Scope

Friday's takes great pride in ensuring that every one of our guests leaves happy. We consider our licensee community to be an extension of our company. The ability of our licensees to consistently deliver safe and high quality products is critically important to the continued success of our goal. Enclosed are our Licensee Approval and Expectations Manual. This document is intended to identify Friday's expectations of food safety programs, quality policies and specifications for our licensee community. Satisfactory compliance with the stated expectations in this manual will be determined, in Friday' discretion, by Friday's Quality Assurance Department and/or third party compliance auditors. Friday's reserves the right to periodically update these expectations. Many of the expectations in this manual are based on regulatory requirements or industry best practices. This manual does not eliminate a licensee's responsibility to comply with all applicable federal, state, and local laws, rules and regulations, industry practices and contract obligations.

2. Licensee Approval Procedures

Completion of each of the Licensee Approval Procedures listed below is necessary for those companies that wish to become an approved licensee for Friday's. All paperwork should be sent to Friday's or its representative as noted below in a timely manner so as to have sufficient time for review and feedback if necessary before product implementation. You may retain copies of all completed and signed documents for your own reference and files.

2.1 **Friday's Mutual Nondisclosure Agreement** – 2 copies, signed, dated and sent to Friday's

2.2 Data Management System

2.2.1 All licensees will be required to sign up with Friday's supply chain collaboration tool . This service is utilized for maintenance of QA documentation including but not limited to plant audits, product specifications, letters of guarantee and certificates of insurance.

2.2.2 Intentionally omitted.

2.3 **Pure Food Guaranty** (attached) **-** Licensee shall apply this document to their company letterhead and upload to supply chain collaboration tool.

2.4 **Friday's Licensee Requirements** – Licensee shall sign and date the last page of this document and upload to supply chain collaboration tool.

2.5 **Licensee Contact List** – Licensee will be responsible for uploading and maintaining a list of current supplier contacts including sales, QA and recall contacts to the supply chain collaboration tool. This list shall include contact, title, phone number, email

address and physical location. All operation and distribution sites shall be listed along with their physical address and general phone number.

2.6 Certificate of Insurance

2.6.1 The licensee will be responsible for uploading a certificate of insurance to the supply chain collaboration tool on an annual basis.

2.6.2 Comprehensive general liability insurance policy, including liability coverage and contractual liability coverage, in compliance with the insurance requirements in License Agreement.

2.6.3 Verbiage designating Friday's, its Affiliates, and their officers, directors, employees, and agents on certificates of insurance should include "TGI Friday's Inc., TGI Fridays Franchisor, LLC, their Affiliates, and their officers, directors, employees, and agents, collectively the additional insured."

2.7 Plant Audit

2.7.1 A food safety audit must be completed prior to final licensee approval and uploaded to supply chain collaboration tool. The audit shall be performed by an approved third party auditor (Silliker, Cook and Thurber, FPA Safe, Steritech, SQF, BRC, Dutch HACCP, AIB (bakeries only), Randolph and Associates (dairy licensees only) and/or Friday's QA. A passing score will be defined as achieving at least a 90% score.

2.7.2 An animal welfare audit is required for all beef, pork, chicken and egg supplier locations. Further processors will need to have a supplier approval program in place covering Friday's requirements for animal welfare. Audit type will be reviewed by Friday's QA and approved on a case by case basis. See Licensee Requirements listed below for more information.

2.7.3 The cost of the third party food safety audit will be approximately $1200.00 and will be paid by the licensee. All information and auditing must be completed and on file a minimum of 30 days prior to granting approval.

2.7.4 Future audits will take place on an annual basis, however, if product evaluations indicate that there may be safety or quality issues, the frequency may be increased and the costs of all audits and related expenses will be charged to the licensee. Please see page 6 for more information on customer audits.

2.7.5 Additional audit information is located below under Licensee Requirements.

2.8 Completed Specification Form

2.8.1 Specification and nutritional analysis forms will be forwarded to the licensee for completion for each approved product.

2.8.2 Completed specification and nutritional forms and a copy of the case label must be approved by Friday's QA before product is shipped to distribution centers. These forms shall be uploaded to the supply chain collaboration tool.

2.8.3 The licensee must have the capability either in-house or via third party accredited laboratory to perform physical, chemical and microbiological testing in order to ensure precise adherence to all parameters of the specifications.

2.8.4 Additional documentation that may be requested by Friday's QA includes, but is not limited to the following:

- ✓ Raw material specifications
- ✓ Production/QA records
- ✓ Flow charts
- ✓ QA/laboratory testing documentation

3. Licensee Requirements

3.1 Regulatory

3.1.1 The licensee agrees that no article of food sold to its affiliates or charges will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of 1938 as amended; the Federal Fair Packaging and Labeling Act or within the meaning of any state food and drug law; during procurement, production, storage or transportation.

3.1.2 The product shall be processed in accordance with Title 21, Part 110, of the United States Code of Federal Regulations; "Current Good Manufacturing Practices (Sanitation) in Manufacturing, Processing, Packaging or Holding Human Food."

3.1.3 Licensees shall conform to the appropriate Environmental Protection Agency regulations. All residue levels of pesticides, fungicides and herbicides shall be within tolerances established by the FDA in the Federal Register and/or the Code of Federal Regulations.

3.1.4 All Meat and Poultry vendors must be inspected by the USDA as defined by Title 9, CFR, and Parts 300-399 and have an approved HACCP program as required by Title 9, CFR, Part 417 and a sanitation program as required by Title 9, CFR, Part 416.

3.1.5 Finished product labels must conform to the requirements of Title 21, CFR, Part 101 and/or any other regulatory laws and/or standards that may be applicable.

3.1.6 All licensees will be required to have an effective and verifiable HACCP program for all items made bearing Friday's marks. Guidelines for the HACCP program will be based National Advisory Committee on Microbiological Criteria for Foods (NACMCF) 1998.

3.2 Facilities and Personnel

3.2.1 The plant buildings and roofs shall be suitable in construction and designed to facilitate maintenance and sanitary operations. Interior floors, walls, and ceilings shall be constructed of materials that can be adequately cleaned and maintained in good repair. All plant equipment and utensils shall be designed and constructed to prevent contamination to food products.

3.2.2 Any change in production facility, equipment or process will require written notification and approval from Friday's QA.

3.2.3 The use of all co-packers or outside storage facilities must be communicated to Friday's QA. These facilities will be held to the same quality standards as the manufacturing plant itself.

3.2.4 The licensee is responsible for maintaining a designated individual and/or team for oversight of all QA and food safety aspects for the production plant.

3.2.5 Employees who exhibit symptoms of injury or illness that can affect food products must not be allowed to work in areas where product could be impacted.

3.2.6 Open sores, cuts, and other lesions must be covered with clean and impermeable coverings.

3.2.7 Individuals with diseases that are transmissible through food are not allowed to handle exposed food. Included are Salmonella Typhi, Shigella sp., SHIGA TOXIN-PRODUCING Escherichia coli, Norovirus and the hepatitis A virus.

3.3 Food Safety / Quality Systems Audit

3.3.1 An annual third party food safety audit with a passing score of 90% or better is required. If a licensee does not pass on the 1st audit they will be placed on quality probation and be required to have a 2nd audit within 90 days (all audits are paid for by the licensee). If the licensee does not pass the second audit further probation may be warranted and/or suspension of the licensee approval.

3.3.2 Approved third party auditors include Silliker, Cook and Thurber, FPA Safe, Steritech, Randolph and Associates (dairy only), SQF, BRC, Dutch HACCP and AIB (bakery only).

3.3.3 Root cause analysis and corrective actions of all audit deficiencies must be submitted to Friday's QA within 2 weeks of the time that the audit results are received by the plant.

3.3.4 Friday's QA has the right to inspect the manufacturer's facilities on an announced or unannounced basis. All facility programs and records shall be readily accessible for review upon reasonable request by Friday's QA.

3.4 Animal Welfare

3.4.1 Friday's is committed to selecting licensees who are focused on ensuring the well-being, proper handling and humane slaughter of all the animals that are used in our food products. It is our goal to work only with licensees who can provide an environment designed to eliminate any unnecessary harm and suffering to animals within their operations.

3.4.2 All applicable licensees are required to submit a letter or policy stating the company's position and requirements for animal welfare. This form will be uploaded to supply chain collaboration tool.

3.4.3 All applicable licensees are required to undergo an annual animal welfare audit. Further processors will need to have a written supplier approval program in place requiring annual animal welfare audits from their suppliers. Audit type will be reviewed by Friday's QA and will be approved on a case by case basis. The written program shall be submitted to Friday's QA for approval.

3.5 Product Quality Audit

3.5.1 Friday's QA reserves the right to have some licensees undergo a Product Quality Audit by a designated third party auditing service.

3.5.2 The purpose of the audit is to verify that the licensee is complying with standard operating procedures as well as specifications.

3.5.3 The audit will consist of record and program reviews as well as visual observations of standard operating procedures.

3.5.4 The frequency and content of the audit will be determined on a case by case basis depending on the product volume and critical nature of the food items to the menu.

3.6 Specifications

3.6.1 The specifications are guidelines for the performance of product. It is critical that product meet Friday's performance, flavor and appearance requirements in the opinion of Friday's. Variance to this requirement is a critical defect and grounds for product rejection, increased inspection by Friday's QA or possible probation or dismissal as a licensee to Friday's.

3.6.2 The licensee must have established procedures for the identification, segregation and disposition of non-conforming products. Written approval from Friday's QA is required to distribute any product that does not conform to Friday's' specifications.

3.6.3 The licensee must have the capabilities either in house or via a third party accredited laboratory to perform physical, chemical and microbiological testing in order to ensure precise adherence to all attributes of the product specifications. The licensee is responsible for completing all product testing at the stated frequency listed on the specification.

3.6.4 Processing parameters or in-process measurements shall be established, validated, and verified at a determined frequency to meet all appropriate requirements. Adequate statistical process control shall be implemented where applicable to improve product consistency, reduce process variation and improve overall capability of the process.

3.6.5 All requested specification changes and variances are to be submitted in writing to Friday's QA. Most instances of process or formulation change will necessitate a sample approval by Friday's QA before shipping affected products. The licensee must have written approval from Friday's QA before proceeding with a specification change or variance.

3.6.6 All products shall undergo complete organoleptic evaluation by the licensee's QA and/or Operations personnel as defined by the parameters of the written specifications and frequency agreed upon by the licensee and Friday's QA. The licensee must have equivalent cooking equipment on-site to test prepared foods against the finished product standards. Friday's QA maintains absolute discretion to approve the acceptability of the vendor's cooking equipment.

3.6.7 A check weight program must be in place to ensure that individual pieces and net weights of the cases meet specified and labeled weights.

3.6.8 The licensee must perform end-point shelf life validation studies on the initial production run for each new product. The shelf life validation studies must entail both microbiological and organoleptic attributes. Licensees are generally expected to have shelf life histories on existing products.

3.6.9 Licensees shall have documented procedures and controls to prevent the shipment of non-conforming products.

3.6.10 All cases of finished product must be protected with tamper evident tape or equivalent.

3.6.11 Retainer samples must be kept for each lot of product where required by Friday's QA for so long as the product is within its stated shelf life.

3.7 Label Approval

3.7.1 The licensee's complete package label and ingredient statement must be approved by Friday's QA before final product approval is given.

3.7.2 All ingredients known for causing food allergies and/or sensitivities in a product must be clearly identified as required by law and communicated to Friday's QA on the product specification.

3.7.3 Licensees are accountable for complying with all federal, state and local regulations regarding labeling. Licensees are legally responsible for the accuracy of all information on products.

3.8 Traceability and Recall

3.8.1 The licensee must have a written recall/withdrawal program for the purpose of removing any foods or beverages from distribution that are determined to have food safety and/or quality issues. **Notify Friday's QA immediately in the event of a product recall/withdrawal.**

3.8.2 The licensee must have an effective plan in place for tracing all raw materials and finished products throughout their entire history.

3.8.3 The licensee must have a coding system in place. A complete description of the coding system must be outlined in the product specification.

3.8.4 The preferred coding system is an "open code date" and "use by date" clearly showing the month, day and year as well as the time on both primary and secondary packaging units.

3.8.5 The licensee shall provide a current contact list of all recall personnel and 24/7 contact information. This list shall be updated through the supply chain collaboration tool as needed.

3.8.6 The licensee must conduct a mock recall with a two hour time limit at a minimum frequency of once a year in order to determine the effectiveness of the program. The mock recall procedures and records shall be maintained by the licensee and available for review.

3.9 Documentation

3.9.1 A written quality and food safety management system must be documented, kept up to date and maintained at the licensee's facility.

3.9.2 Records shall be established and maintained to provide conformity to requirements and of the effective operation of the quality management system. These records shall include all testing requirements as outlined in the product specifications.

3.9.3 All records related to the production and quality of products made bearing Friday's marks must be retained on file by the licensee for a minimum of two years and be available for review by Friday's QA.

3.10 Complaint Resolution

3.10.1 The licensee shall have processes and procedures in place to manage customer complaints. The processes shall be established to collect, track and address the complaints and to identify improvement opportunities.

3.10.2 Quick and accurate responses to any complaints concerning products made bearing Friday's marks is required; this would include response to the reporting of any complaint within 24 hours of said report and a written root cause analysis and corrective action plan in place where required within 72 hours of notification from Friday's QA. A standardized corrective action form will be forwarded to Friday's for documentation purposes.

______________________________ ______________________________

Authorized Licensee Representative   Date

EXHIBIT H

CONTINUING PURE GOOD GUARANTY

(Place on company letterhead, sign and return to Friday's)

1. In consideration of sales by Licensee of articles subject to the Federal Food, Drug, and Cosmetic Act (approved June 25, 1938 and all acts and/or promulgated rules amending or supplementing the same), the article comprising each shipment or other delivery hereafter made by Licensee is guaranteed, as of the date of such shipment or delivery, to be, on such date, (a) not adulterated or misbranded within the meaning of said Federal Act; (b) not an article which may not, under the provisions of sections 404 or 505 of said Federal Act, be introduced into interstate commerce; and (c) not adulterated or misbranded within the meaning of laws or ordinances of the state or city to which such article is shipped by Seller, the adulteration and misbranding provisions of which are substantially the same as those found in the Federal Act.

2. This guaranty is executed by Licensee subject to the condition that if an article is delivered, designed or furnished by Friday's, Seller's responsibility for misbranding shall be limited to that resulting from the failure of the article to conform to the standard, if any, for the product, the purchase specifications or the statements contained on such label.

3. This guaranty replaces any continuing guaranties, described in paragraph 1 previously given by Licensee to Friday's and shall continue in effect until the receipt of its written revocation.

Dated:

Licensee: ___________________________

By: ________________________________

Title: ______________________________

Address:

EXHIBIT I

FINISHED PRODUCT SPECIFICATION

Product Name: Vendor Product Number: GTIN #:	Date: Revision Date: Revision #: Changes will be Highlighted

Approved

Company Name
Plant Location Here

USDA Establishment Number

Is this a co-packed item: Yes ☐ **No** ☐

(* Double click box to check)

If Yes, please list supplier name and address below

Product Category:

☐ Ready to Eat ☐ Ready to Cook

Coding

All products will be identified and coded on all interior and exterior packages. Code will be clear, legible and printed in an appropriately identifiable color. Preferred method for interior and exteriors packaging is Open Code Date and Use-By Date.

	Location	Example	Interpretation
Interior Pack Code Date			
Exterior Pack Code Date			

Storage:

Plant storage: ☐ Frozen ☐ Refrigerated ☐ Shelf-Stable
Distribution storage: ☐ Frozen ☐ Refrigerated ☐ Shelf-Stable

Shelf-Life:

☐ Shelf-Stable = _____ days @ _____ ◦ F ☐ Refrigerated = ______ days @ ______ ◦
F

☐ Frozen = _____ days @ _____ ◦ F ☐ Opened Refrigerated = ______ days @ _____ ◦ F

☐ Opened Shelf Stable = _____ days @ _____ ◦ F

☐ ______Minimum Shelf Life to distribution ☐ ______Minimum shelf life in stores

Transportation:

Formulation (what is the % breakdown for each ingredient)

%	Ingredient	Approved Supplier	Key Specifications

Proprietary to Friday's? **Yes** ☐ **No** ☐

Raw Material (list standards for the raw materials):

Ingredient	QA Check	Limits	Frequency of Check

Product Testing Performed by Supplier

Lab Testing

Microbiological Testing	Typical	Upper Limit	Test Method	Frequency of In House Testing

Physical Test	Target	Minimum	Maximum	Frequency of In House Testing

* Need to list where measurements are taken & how measurements are taken (frozen, thawed), etc.

Chemical Test	Target	Minimum	Maximum	Test Method	Frequency of In House Testing

Organoleptic Testing

Attribute	Method	Characteristics	Frequency of Check

Retain Samples

Frequency samples are retained:

☐ **Unable to keep retains.**

Defect Testing

Attribute	Test Method	Acceptable Range	Frequency of Check

Metal Detection

Ferrous	Non-Ferrous	Stainless Steel	
Sensitivity	Sensitivity	Grade	Sensitivity

Processing Specifications (What detailed process procedures are needed to make this product)

Finished Product Specifications (what are the standards for the finished product)

1. Primary Packaging Container Description:
2. Secondary Packaging Container Description:
3. Units per a Case:
4. Case Net Weight:
5. Case Dimensions:
6. Tie x High:

Tamper Evident Packaging: **Yes** ☐ **No** ☐

If yes, please describe: ____________________

All items should include tamper evident tape, glue or box bands. Exceptions can be made for stock items

Ingredients: ____________________

Allergens: ____________________

Please list any allergens present in the product: ____________________

Yes	No	
☐	☐	**Manufactured on a line/facility that processes Peanuts**
☐	☐	**Manufactured on a line/facility that processes Tree Nuts**
☐	☐	**Contains MSG**
☐	☐	**Vegan**
☐	☐	**Gluten-free**
☐	☐	**GMO-free**

Label Template:

*** If applicable or dependent on product requirements**

****Explanation of product pack and size**

*****Lot number either on label or case AND on individual bags**

******Direction on whether to use Friday's logo or suppliers to be given by Friday's QA Department.**

Arial font to be used.

All labels must be approved by the QA department prior to printing. This label is an example.


Bar Code
(UPC)
###########
Item Number
Safe Handling
(*)
Description: Product Name
Ingredient Statement
USD
A
Lot Number/Code Date ***
Supplier Name&Address
KEEP FROZEN
(*)
NET WT LBS

<u>Specification Revisions:</u>

EXHIBIT J

FRIDAY'S QA GENERAL REQUIREMENTS

1. Licensee agrees that no article of food sold will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of 1938 as amended; the Federal Fair Packaging and Labeling Act or within the meaning of any state food and drug law; during procurement, production, storage or transportation.
2. The product shall be processed in accordance with Title 21, Part 110, of the United States Code of Federal Regulations; "Current Good Manufacturing Practice (Sanitation) in Manufacturing, Processing, Packaging or Holding Human Food."
3. Production of food products with Friday's Marks shall only take place at physical facilities approved by Friday's QA or their designees.
4. The manufacturer's complete case label and ingredient statement and suppliers thereof, must be on file with Friday's. The ingredients and suppliers shall not be altered without prior notification and written approval by Friday's. Process or formulation change will necessitate a sample approval by Friday's before shipping affected products.
5. It is the responsibility of the manufacturer to conduct inspections of all raw materials against the requirements described in this specification to assure the quality and safety of all raw materials before being accepted for use into the plant. If raw materials are not in compliance with Friday's specifications, they must be analyzed within the plant for all critical attributes before being used in any Friday's Licensed Products.
6. The manufacturer must have the capabilities to perform physical, chemical and microbiological testing in order to ensure precise adherence to all attributes of the product specifications. The manufacturer is responsible for completing all product testing at the stated frequency listed on the specification.
7. All requested specification changes and variances are to be submitted in writing to Friday's. Manufacturer must have written approval from Friday's before proceeding with a specification change or variance.
8. All products shall undergo complete organoleptic evaluation by the manufacturer's QA and/or operations personnel as defined by the parameters of the written specifications and frequency agreed upon by Licensee and Friday's. The vendor must have equivalent cooking equipment on-site to test prepared foods against the finished product standards. Friday's maintains absolute discretion to approve the acceptability of the vendor's cooking equipment.
9. The manufacturer must perform end-point shelf life validation studies on the initial production run for each new product. The shelf life validation studies must entail both microbiological and organoleptic attributes. Manufacturers are generally expected to have shelf life histories on existing products.
10. All manufacturers must send finished product to Friday's or Friday's third party laboratory as scheduled by Friday's.
11. The specifications are guidelines for the performance of product. It is critical that product meet Friday's performance, flavor and appearance requirements in the opinion of Friday's. Variance to this requirement is a critical defect and grounds for product rejection, increased inspection by Friday's or possible probation or dismissal as a Licensee for Friday's.

EXHIBIT K

LICENSEE'S INTELLECTUAL PROPERTY CREATED PRIOR TO THE EFFECTIVE DATE

[to be provided by Licensee, if any]